SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN
PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the registrant [ X ]
Filed by a party other than the registrant [     ]
Check the appropriate box:
[     ] Preliminary Proxy Statement
[     ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[     ] Definitive Additional Materials
[     ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

PAVILION BANCORP, INC.
(Name of registrant as specified in its charter)

________________________________________________________________________
(Name of person(s) filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[ X ] No fee required
[     ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies: ______________________________________
(2)	Aggregate number of securities to which transaction applies:______________________________________
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _________________________
(4)	Proposed maximum aggregate value of transaction: _____________________________________________
(5)	Total fee Paid: _________________________________________________________________________

[     ] Fee paid previously with preliminary materials
[     ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: _________________________________________________________________
(2)	Form, schedule, or registration statement no.: __________________________________________________
(3)	Filing party: ___________________________________________________________________________
(4)	Date filed: ____________________________________________________________________________

PAVILION BANCORP, INC.

135 East Maumee Street
Adrian, Michigan 49221

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 22, 2004

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Pavilion Bancorp, Inc. (the “Corporation”), a Michigan corporation, will be held on April 22, 2004, at 7:00 p.m. (local time) at the Dominican Hall, Siena Heights University, 1247 East Siena Heights Drive, Adrian, Michigan, for the following purposes:

1.	To elect three (3) directors, each to hold office for a three-year term.

2.	To approve of the selection of the Corporation’s auditors for the 2004 fiscal year.

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

        The Board of Directors has fixed March 8, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors /s/ Pamela S. Fisher Pamela S. Fisher, Secretary

Your vote is important. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. Note that if the stock is held in more than one name, all parties must sign the proxy form.

Dated: March 22, 2004

PAVILION BANCORP, INC.
135 East Maumee Street
Adrian, Michigan 49221

PROXY STATEMENT

        This Proxy Statement and the enclosed proxy are furnished in connection with the solicitation of proxies by the Board of Directors of Pavilion Bancorp, Inc. (the “Corporation”), to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Thursday, April 22, 2004, at 7:00 p.m. (local time), at the Dominican Hall, Siena Heights University, 1247 East Siena Heights Drive, Adrian, Michigan, or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement.

VOTING AT THE MEETING

        This Proxy Statement has been mailed on or about March 22, 2004, to all holders of record of common stock of the Corporation as of the record date. The Board of Directors of the Corporation has fixed the close of business on March 8, 2004, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders and any adjournment thereof.

        The Corporation has only one class of capital stock authorized, which is common stock. As of the record date, there were 845,950 shares of common stock of the Corporation outstanding. Each outstanding share will entitle the holder thereof to one vote on each separate matter presented for vote at the meeting. Votes cast at the meeting and votes submitted by proxy, are counted by the inspectors of the meeting, who are appointed by the Corporation.

        If a Proxy in the enclosed form is properly executed and returned to the transfer agent, the shares represented by the Proxy will be voted at the Annual Meeting and any adjournment thereof. If a shareholder specifies a choice, the Proxy will be voted as specified. If no choice is specified, the shares represented by the Proxy will be voted FOR the election of all of the nominees named in the Proxy Statement and FOR the proposal to approve the selection of the Corporation’s auditors for the 2004 fiscal year as set forth in this Proxy Statement, and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date, or attending the meeting and voting in person. All shareholders are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it to the Corporation.

ELECTION OF DIRECTORS

        Nominations and Voting

        The Articles of Incorporation of the Corporation authorize the Board of Directors to establish the size of the Board. The Board of Directors has established the size of the Board for 2004 at nine (9) persons. The Articles of Incorporation also provide for the division of the Board of Directors into three (3) classes of nearly equal size with staggered 3-year terms of office. Three people have been nominated by the Board of Directors for election to the Board with each to serve a three-year term expiring at the 2007 Annual Meeting of Shareholders. The Board has nominated Fred R. Duncan, Dennis E. Pearsall and Emory M. Schmidt, each for a 3-year term. Mr. Duncan and Mr. Schmidt are incumbent directors previously elected by the Corporation’s shareholders. Mr. Pearsall is an incumbent director appointed to the Board in 2003.

        Unless otherwise directed by a shareholder’s proxy, the persons named as proxy holders in the accompanying proxy will vote for the nominees named above. In the event any of such nominees shall become unavailable, which is not anticipated, the Board of Directors in its discretion may designate substitute nominees, in which event the enclosed proxy will be voted for such substitute nominees. Proxies cannot be voted for a greater number of persons than the number of nominees named.

        Except for those persons nominated by the Board of Directors, no other persons may be nominated for election at the 2004 annual meeting. The Corporation’s Bylaws require at least 60 days prior written notice of any other proposed shareholder nomination and no such notice has been received.

        A plurality of the votes cast at the meeting is required to elect the nominees as directors of the Corporation. As such, individuals who receive the largest number of votes cast at the meeting will be elected as directors. Shares not voted at the meeting, whether by abstention, broker nonvote, or otherwise, will not be treated as votes cast at the meeting.

        The Nomination Process

        Director nominees are considered and must be approved by the directors on the Board who are independent under SEC and NASDAQ Standards. The Board searches for potential candidates that it identifies by a variety of means as deemed appropriate by the Board.

        The Board has not established specific minimum age, education, years of business experience or specific types of skills for potential candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. In general, the Board requires that each of its members will have the highest personal and professional ethics, integrity and values; will consistently exercise sound and objective business judgment; and will have a comfort with diversity in its broadest sense. In addition, it is anticipated that the Board as a whole will have individuals with significant appropriate senior management and leadership experience, a comfort with technology, a long-term and strategic perspective, and the ability to advance constructive debate. It will be important for the Board as a whole to operate in an atmosphere where the chemistry of the individuals is a key element.

        The independent directors will consider shareholder nominations for directors submitted in accordance with the procedure set forth in Section 4.2 of the Corporation’s Bylaws. The procedure provides that a notice relating to the nomination must be given in writing to the Corporation not later than sixty (60) days nor more than ninety (90) days prior to the anniversary of the prior year’s annual meeting. Such notice must be accompanied by the nominee’s written consent, contain information relating to the business experience and background of the nominee and contain information with respect to the nominating shareholder and persons acting in concert with the nominating stockholder. There are no differences in the manner in which the independent directors evaluate a candidate that is recommended for nomination for membership on the Corporation’s Board by a shareholder. As noted, the Board has not received any recommended nominations from any of the Corporation’s shareholders in connection with the Annual Meeting.

        Upon receipt of information concerning a shareholder proposed candidate, the Chair of the Board assesses the Board’s needs, primarily whether or not there is a current or pending vacancy or a possible need to fulfill by adding or replacing a director, and then develops a director profile by comparing the current state of Board characteristics with the desired state and the candidate’s qualifications. The profile and the candidate’s submitted information are provided to the Board for discussion. Similarly, if at any time the Board determines there may be a need to add or replace a director, the Chair of the Board develops a Director profile by comparing the current state of Board characteristics with the desired state. If no candidates are apparent from any source, the Board will determine the appropriate method to conduct a search. The Board has, to date, not paid any third party fee to assist in identifying and evaluating nominees.

        The Corporation has not established a nominating committee because it desires active participation of all Board members in the analysis and process of making nominations. In addition, nominations are approved by directors who are independent, ensuring the integrity of the nomination process in the same manner that establishing a nominating committee would. The Board has not adopted nomination charter provisions other than the Bylaw provisions described above.

         The Board of Directors recommends a vote FOR the election of all the persons nominated by the Board.

RELATIONSHIP WITH INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS AND APPROVAL OF NEW INDEPENDENT PUBLIC ACCOUNTANTS

        The financial statements of the Corporation for the year ended December 31, 2003, have been examined by Crowe, Chizek and Company LLP, certified public accountants, as independent auditors of the Corporation for the 2003 fiscal year. No representative of Crowe, Chizek and Company LLP is expected to be at the annual meeting of shareholders. Crowe, Chizek and Company LLP have been the Corporation’s independent auditors for many years. On March 16, 2004, the Audit Committee dismissed Crowe, Chizek and Company, LLP as the Corporation’s independent auditors. The Crowe, Chizek and Company LLP report on the Corporation’s financial statements for the past two years ended December 31, 2002 and December 31, 2003 did not contain any adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Audit Committee of the Corporation. During the Corporation’s two most recent fiscal years preceding the dismissal, there were no disagreements with Crowe, Chizek and Company LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Crowe, Chizek and Company, LLP, would have caused them to make reference to the subject matter of the disagreement in connection with their report. No “reportable events” as defined in Item 304(a)(1) occurred within the Corporation’s two most recent fiscal years preceding Crowe, Chizek and Company LLP’s dismissal.

        On March 16, 2004, the Audit Committee engaged Plante & Moran, PLLC as its independent auditors to audit the Corporation’s financial statements for the year ending December 31, 2004. During the Corporation’s two most recent fiscal years prior to engaging the new accountants, the Corporation did not consult with the newly engaged accountants regarding any of the matters described in Item 304(a)(2)(i) or (ii) of Regulation S-K.

        The letter of Crowe, Chizek and Company LLP required by Item 304(a)(3) was filed as Exhibit 16 to the Corporation’s report on Form 8-K reporting the change in certifying accountants.

        The former accountants, Crowe, Chizek and Company LLP, were engaged by the Audit Committee on March 16, 2004 to serve as the internal audit firm for the Corporation for the 2004 fiscal year.

        Fees of Independent Accountants

        The fees billed by Crowe Chizek and Company LLP for the indicated services performed during fiscal 2003 and fiscal 2002 were as follows:

	2003		2002

	$	%(1)	$	%(1)

Audit Fees	87,400		71,600
Audit Related Fees (2)	21,840	0%	62,023	0%
Tax Fees (3)	17,525	0%	8,600	0%
All Other Fees (4)	200	0%	4,200	0%
Total	126,965		146,423

(1)	Percentage of the services (if any) for which pre-approval was waived by the Audit Committee with respect to (2), (3) and (4) only.

(2)

Consists primarily of assurance and related services reasonably related to audits and reviews (audit of eligible collateral to support the Corporation’s Federal Home Loan Bank borrowings and FNMA report procedures).

(3)	Consists primarily tax compliance, tax advice and tax planning services.

(4)	Consists primarily of services in the form of compensation reviews.

        The Charter of the Audit Committee provides that the Audit Committee will administer the Corporation’s policy regarding the approval of audit and non-audit services. Under that policy, the Audit Committee must pre-approve all engagements of the Corporation’s independent auditors. Before the end of the first quarter of each year, the independent auditors retention to audit the Corporation’s financial statements, including the associated fee, is approved by the Audit Committee. At the same time, the Audit Committee will evaluate other known potential engagements of the independent auditors, including the scope of the work proposed to be performed and the proposed fees and approve or reject each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditors’ independence from management. At each subsequent meeting of the Audit Committee, the Audit Committee will receive updates on the services actually provided by the independent auditors and management may present additional services for approval. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to evaluate and approve engagements on behalf of the Audit Committee in the event that the need arises for pre-approval between Audit Committee meetings. This might occur, for example, if the Corporation was proposing to execute a financing on an accelerated timetable. If the Chairman so approves any such engagements, he is required to report that approval to the full Audit Committee at the next Audit Committee meeting.

      Approval of New Independent Certified Public Accountants

        As noted, the Audit Committee has appointed Plante & Moran, PLLC as independent public accountants for the Corporation and its subsidiaries for the year ending December 31, 2004. Although the submission of this matter for approval by shareholders is not legally required, the Board of Directors believes that such submission follows sound corporate business practice and is in the best interests of the shareholders. If the shareholders do not approve the selection of Plante & Moran, PLLC, the selection of such firm as independent auditors for the Corporation will be reconsidered by the Audit Committee.

      Vote Required For Approval

        The affirmative vote of a majority of the Corporation’s common stock voted at the annual meeting, in person or by proxy, is required to approve the selection of Plante & Moran, PLLC as independent auditors for 2004. Shares not voted at the meeting, whether by abstention, broker non-vote or otherwise, will not be treated as votes cast at the meeting. Unless otherwise directed by marking the accompanying proxy, the proxy holders named therein will vote for the approval of Plante & Moran, PLLC as the Corporation’s independent auditors.

         The Board of Directors recommends a vote FOR approval of the selection of Plante & Moran, PLLC as the Corporation’s independent auditors for 2004.

VOTING SECURITIES AND BENEFICIAL OWNERSHIP BY MANAGEMENT AND OTHERS

        At March 8, 2004, the Corporation had outstanding 849,950 shares of common stock. Shareholders are entitled to one vote for each full share of common stock registered in their names at the close of business on March 8, 2004, the record date fixed by the Board of Directors. Votes cast at the meeting, and votes submitted by proxy, are counted by the inspectors of the meeting, who are appointed by the Corporation.

        As of March 8, 2004, no person was known by management to be the beneficial owner of more than 5% of the outstanding common stock of the Company except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(5)(6)	Percent of Class(2)
Douglas L. Kapnick 159 North Scott Street Adrian, MI 49221	94,957(3)	11.1%

HOLDON (ESOP/401(k) Trust)(4) 135 East Maumee Street Adrian, MI 49221	75,985	8.9%

        The information in the following table sets forth the beneficial ownership of the Corporation’s common stock by each of the Corporation’s directors and each of the executive officers listed in the Summary Compensation Table presented later and by all directors and executive officers as a group. The address for each person in the table below is c/o Pavilion Bancorp, Inc., 135 East Maumee Street, Adrian, Michigan 49221.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(5)(6)		Percent of Class(2)
Douglas L. Kapnick (Director & Executive Officer)
Allan F. Brittain (Director & Executive Officer)
Fred R. Duncan (Director)
Edward J. Engle, Jr. (Director)
William R. Gentner (Director)
Emory M. Schmidt (Director)
J. David Stutzman (Director)
Dennis E. Pearsall (Director)
Terence R. Sheehan (Director)
Richard J. DeVries (Executive Officer
Loren V. Happel (Executive Officer)
Pamela S. Fisher (Executive Officer)
All Directors and Executive Officers as a Group
(11 persons)	94,957 35,399 25,365 6,026 5,353 4,657 7,139 3,307 630 -0- 835 4,381 182,696	(7) (5) (5)	11.1% 4.1% 2.9% * * * * * * - * * 21.4%

*Less than 1%

(1)

The number of shares stated are, except as described in these notes, based on information furnished by each person listed and includes shares personally owned of record by that person and shares which under applicable regulations are deemed to be otherwise beneficially owned by that person. Under these regulations, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power or investment power with respect to the security. Voting power includes the power to vote or to direct the voting of the security. Investment power includes the power to dispose or to direct the disposition of the security. A person is also considered the beneficial owner of a security if the person has a right to acquire beneficial ownership of the security within sixty (60) days.

(2)	Calculated based on shares outstanding plus shares subject to stock options held by any individual listed which are exercisable within sixty (60) days.

(3)

Includes shares as to which the indicated person is legally entitled to share voting or investment power by reason of joint ownership, trust, or other contract or property right, and shares held by spouses and children over whom the indicated person may have substantial influence by reason of the relationship.

(4)

Loren V. Happel, and Pamela S. Fisher, officers of the Corporation, are members of the Pension/ESOP/401(k) Committee (“ESOP Committee”) of the Corporation. Sky Financial is the trustee of the ESOP Trust, which holds shares of the Corporation for the ESOP. The trustee has voting and limited investment power over the shares held by the ESOP Trust which have not been allocated to an individual account, if any, and limited investment power over shares which have been allocated to an individual account. The ESOP Committee has the power to direct the trustee as to the voting of the shares held by the ESOP Trust that have not been allocated to an individual account, if any. Each of the members of the ESOP Committee disclaims beneficial ownership of shares held by the ESOP (except shares allocated to the person’s individual account under the ESOP), and the ESOP shares are not reported as beneficially owned by the members of the ESOP Committee as individuals unless the shares have been allocated to the person’s individual account under the ESOP.

(5)	Includes shares allocated to individual accounts under the ESOP.
(6)

Shares that may be acquired pursuant to stock options are included in the table for stock options that are exercisable within sixty (60) days. The number of shares subject to such options for the individuals are as follows: Allan F. Brittain: 4,418; Fred R. Duncan: 3,893; Edward J. Engle, Jr.: 3,893; William R. Gentner: 2,570; Douglas L. Kapnick: 3,893; Dennis E. Pearsall: 630; Emory M. Schmidt: 3,893; Terence R. Sheehan: 105; J. David Stutzman: 3,893.

(7)	Includes 1,130 shares held in trust by an adult child for the benefit of Mr. Duncan’s wife. Mr. Duncan disclaims beneficial ownership of those shares.

INFORMATION ABOUT DIRECTORS AND DIRECTOR NOMINEES

        The following information relating to the principal occupation or employment has been furnished to the Corporation by the respective directors and director nominees. Each of those persons has been engaged in the occupations stated below for more than 5 years and each of them serves as a director of the Bank of Lenawee.

Nominees for Election as Directors for Terms Expiring in 2007

Fred R. Duncan (Director since 1984)
Fred Duncan, 62, is the former owner of the Metamora Elevator (grain elevator business). He serves on the Executive Committee and Finance Committee of the Corporation and the Loan Committee of the Bank of Lenawee. He is also a youth camp counselor and mission team leader. Mr. Duncan resides in Shelby, Michigan.

Dennis E. Pearsall (Director since 2003)
Dennis Pearsall, 59, is President and CEO of RE/MAX Community Associates with offices in Ann Arbor, Saline and Chelsea. Mr. Pearsall also serves on the board of Bank of Washtenaw and is on its Loan Committee. He is also the Chairman of the Bank of Washtenaw Executive Committee. Mr. Pearsall is a past Chairman of the Ann Arbor Area Community Foundation, the Ann Arbor Chamber of Commerce and is the current President-elect of the Ann Arbor Board of Realtors and resides in Ann Arbor, Michigan.

Emory M. Schmidt (Director since 1994)
Emory Schmidt, 60, is Vice President of Brazeway, Inc.  Brazeway is a world-wide leader of extruded aluminum tubing and heat transfer components with facilities in the U.S., Latin America, Europe and Asia.  Mr. Schmidt serves as Chairman of the Executive Committee and also serves on the Finance Committee and the Compensation Committee of the Corporation.  He also serves as Chairman of the Executive Committee of the Bank of Lenawee and is a member of its Asset/Liability Committee.  He also serves as an Executive Committee Member of Lenawee Health Alliance, Chairman of the ProMedica Physicians Corporation and is a trustee of the ProMedica Health Systems  Mr. Schmidt resides in Adrian, Michigan.

Directors Whose Terms Expire in 2005

Allan F. Brittain (Director since 1976)
Allan Brittain, 66, is Chairman of the Board of the Bank of Lenawee. Mr. Brittain serves on the Executive Committee, Pension, ESOP/401(k) Administrative Committee and the Compensation Committee of the Corporation. He is a member of the Executive Committee and Asset/Liability Committee of the Bank of Lenawee. He also serves on the Board of Bank of Washtenaw and is a member of its Loan Committee. He is also a member of the Board of Trustees for Siena Heights University, and a Board member of the Adrian Public Schools Educational Foundation. Mr. Brittain began his career at the Bank in March of 1963 where he was employed continuously as a full-time employee until his retirement from full-time employment as the Bank’s Chief Executive Officer on December 31, 1997. Mr. Brittain resides in Adrian, Michigan.

William R. Gentner (Director since 1997)
William Gentner, 67, is Owner and President of Gentner Inc. located in Saline, Michigan, which he founded in Brooklyn, Michigan in 1957. Gentner Inc. is a material supplier consisting of four transportation companies. It has 70 employees and nearly 50 Michigan Gravel Trains. Mr. Gentner serves on the Audit, Loan Review and Compliance Committee of the Corporation and the Asset/Liability Committee of the Bank of Lenawee. He presently serves on the Board of Bank of Washtenaw and is a member of its Asset/Liability Committee. He is also the President of the Michigan Aggregate Carriers Trucking Association. Mr. Gentner resides in Saline, Michigan.

Douglas L. Kapnick (Director since 1982)
Douglas Kapnick, 60, is President of Kapnick & Company.  Kapnick & Company is a full service insurance broker with offices in Adrian, Ann Arbor and Southfield with 125 employees.  Mr. Kapnick is Chairperson and President/CEO of the Pavilion Bancorp and serves on the Executive Committee and the Compensation Committee of the Corporation.  He is on the Board of the Bank of Lenawee and serves on the Loan Committee and the Executive Committee of that bank.  Mr. Kapnick is on the Board of the Bank of Washtenaw and is a member of the Executive Committee and Loan Committee of that bank.  He also is a member of the Board of Trustees for Siena Heights University and serves as their Chairperson of the board. He is a director of the Emma L. Bixby Medical Center and a Board member of the Greater Adrian Industrial Development Corporation.  He is a past recipient of the Lenawee Maple Leaf Award.  Mr. Kapnick resides in Adrian, Michigan.

Terence R. Sheehan (Director since 2003)
Terence Sheehan, 39, is Vice President of Finance and Administration, Secretary/Treasurer and Chief Financial Officer, of Brazeway, Inc. Brazeway is a world-wide leader of extruded aluminum tubing and heat transfer components with facilities or licensees in the U.S., Latin America, Europe and Asia. Mr. Sheehan serves on the Pension, ESOP/401(k) Committee of the Corporation, is Chairman of the finance Committee and is the designated financial expert of the Audit Committee of the Corporation. He also serves on the Board of Bank of Lenawee and is a member of its Asset/Liability Committee. He is a board member of the Adrian Rotary Club, a member of the Finance Committee of St. Joseph Church, Treasurer of Catholic Charities of Lenawee and is a League Director for the Adrian Area Little League.. Mr. Sheehan resides in Adrian.

Directors Whose Terms Expire in 2006

J. David Stutzman (Director since 1993)
David Stutzman, 58, is a Member of Raymond & Stutzman LLC, which is a beef feeding and crop farming operation in Seneca, Michigan. Mr. Stutzman serves on the Audit, Loan Review and Compliance Committee of the Corporation and is a member of the Executive Committee and Loan Committee of the Bank of Lenawee. He also serves as a Board member of the Lenawee United Way, is an Advisory Board member of the Producer’s Livestock Association, is a past board member of Morenci Area Schools and currently serves on various boards for the First Congregational Church. Mr. Stutzman resides in Seneca, Michigan.

Edward J. Engle, Jr. (Director since 1986)
Edward Engle, 62, is President of Rima Manufacturing, a precision machined products company in Hudson, Michigan. He is Chairman of the Audit, Loan Review and Compliance Committee of Pavilion Bancorp; and serves on the Executive and Loan Committees of the Bank of Lenawee. Mr. Engle is a graduate of DePauw University and Toledo University. Mr. Engle resides in Hudson, Michigan.

Independence Of Directors and Attendance at Meetings

        The Board of Directors of the Corporation is composed of a majority of independent directors (as independence is defined in the NASD Listing Standards). During the fiscal year ended December 31, 2003, the Board of Directors of the Corporation and the Banks held a total of thirty-six (36) regular meetings. Various committees of the Boards held meetings as needed. Each director attended at least seventy-five percent (75%) of the total meetings of the Boards of Directors and meetings of the committees on which he served. The Corporation also encourages all members of the Board to attend the Corporation’s annual meeting of shareholders each year. All members of the Board of Directors of the Corporation attended the Corporation’s 2003 annual meeting.

Communication With the Corporation’s Board of Directors

        Shareholders may communicate with members of the Corporation’s Board by mail addressed to the full Board, a specific member of the Board, or to a particular committee of the Board at 135 East Maumee Street, Adrian, Michigan 49221.

Code of Ethics

        The Corporation has adopted a Code of Ethics that applies to the Corporation’s executive officers (including the Corporation’s Chief Executive Officer and principal Financial Officer) and all of the directors. The Corporation’s Code of Ethics can be obtained free of charge by sending a request to the Corporation’s corporate secretary at 135 East Maumee Street, Adrian, Michigan 49221. Any changes or waivers to the Code of Ethics will be disclosed.

Director Compensation

        Directors of the Corporation are not paid an annual retainer. Directors of the Bank of Lenawee and Bank of Washtenaw are paid an annual retainer fee of $600 ($5,400 to the Chairman of the Bank of Lenawee). Compensation is also paid for attendance at Corporation Board meetings ($250 each meeting) and Bank of Lenawee Board and Bank of Washtenaw Board meetings ($250 each meeting), and all committee meetings ($200 each meeting). Discretionary bonuses in the form of stock options were paid as listed below for the years ended December 31, 2003, 2002, and 2001 respectively.

        Mr. Brittain, Chairman of the Board of Directors of the Bank of Lenawee, and the Bank were parties to a supplemental retirement agreement, which provides for a supplemental retirement benefit for Mr. Brittain. The benefit under the agreement is equal to the difference between the benefit Mr. Brittain would have received under the Bank’s Retirement Plan if he had retired at age 65 (normal retirement age) rather than age 60 when he actually retired. His right to the supplemental benefits vested over a five- year period that ended December 31, 2002. The amount of the supplemental benefit is $532 per month.

        Effective February 1, 2001, the Corporation adopted a Stock Option Plan for directors and executive officers. The plan was approved by the Corporation’s shareholders on April 18, 2001, and will terminate January 31, 2006. The plan provides for granting of options covering a total of up to 50,000 shares of the Corporation’s common stock. The plan provides for the grant each year to each director not actively employed by the Corporation or a Bank subsidiary, as of the effective date of the plan, of options covering 525 shares of common stock. The President of each Bank subsidiary and other individuals are entitled to receive options covering a number of shares determined by a committee of directors who are not employees of a Bank subsidiary or the Corporation. Options granted under the plan, vest at the rate of 20% at each anniversary of the option grant date. Vesting is accelerated upon the Optionee’s attainment of age 62, in the event of a change of control of the Corporation, the death of the Optionee or the Optionee’s total disability. A similar stock option plan was in effect from January 1, 1996 until January 18, 2001. The option price under all options granted to date has been the most recent independent appraised price for purposes of the Bank’s Employee Stock Ownership Plan. The term of each Option is established by the committee but may not exceed ten years from the date of grant.

Stock Options granted to directors:

2003 Each Outside Director: 525 Chairman: 525 CEO: 315* Exercise Price - ALL OPTIONS - $50.00 Per Share	2002 Each Outside Director: 525 Chairman: 525 CEO: 420 Exercise Price - ALL OPTIONS - $49.05 Per Share	2001 Each Outside Director: 693 Chairman: 693 CEO: 462 Exercise Price - ALL OPTIONS - $48.57 Per Share

(NOTE: All amounts shown have been adjusted for stock splits.) *CEO of Bank of Washtenaw only.

AUDIT COMMITTEE

        The Audit Committee oversees the Corporation’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. For example, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; appoints and approves the compensation of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the auditors to perform the internal audit functions and services which the independent auditors are not permitted to perform; reviews the financial statements to be included in the Corporation’s Annual Report on Form 10-K; and discusses with management and the independent auditors the results of the annual audit and the results of the Corporation’s quarterly financial statements. The Audit Committee is composed of Messrs. Edward J. Engle, Jr. (Chairman), William R. Gentner, Terence R. Sheehan and J. David Stutzman. The Audit Committee met four times during the fiscal year ended December 31, 2003.

        All members of the Corporation’s Audit Committee are independent (as independence is defined in Rule 4200(a)(15) of the NASD listing standards). Mr. Sheehan has been designated by the Board as the Audit Committee’s financial expert. Mr. Sheehan is independent of management, as such term is used in item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee has adopted a written Audit Committee Charter that is attached as Exhibit A to these proxy materials. On February 22, 2004, the Audit Committee submitted to the Board the following report.

      Audit Committee Report

        We have reviewed and discussed with management the Corporation’s audited financial statements as of and for the year ended December 31, 2003.

        We have discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

        We have received and reviewed the written disclosures and the letter from the independent auditors, as required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

        Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Corporation’s Form 10-K for the year ended December 31, 2003.

        Respectfully submitted, Edward J. Engle, Jr., William R. Gentner, Terence R. Sheehan, and J. David Stutzman.

COMPENSATION OF EXECUTIVE OFFICERS

Committee Report on Executive Compensation

        All of the executive officers of the Corporation (with the exception of Mr. Kapnick) are also officers of one or more of the Corporation’s subsidiary banks. They serve as officers of the Corporation as an incident to their primary service as an officer and employee of a subsidiary bank and receive no compensation directly from the Corporation. Although there is a great deal of communication between the Board of Directors of the Corporation and the Boards of Directors of the subsidiary banks, the Boards of Directors of the subsidiary banks retain authority and responsibility for setting compensation for their own officers, including those officers who also serve as officers of the Corporation.

        The Executive Committee of the Corporation serves as a Compensation Committee with respect to the Chief Executive Officer’s (“CEO”) compensation, with the CEO excluded from decisions with respect to his own compensation. The Board of Directors of the Corporation serves as a committee to administer the Stock Option Plans of the Corporation. The Corporation’s Board of Directors has responsibility for establishing the formal Employee Benefit Plans, which are available to the employees of the subsidiary banks. These plans currently include a Defined Benefit Pension Plan, Qualified Employee Stock Ownership and 401(k) Plan, and the 2001 Stock Option Plan. The Board of Directors of the Corporation reviews the compensation to be paid to executive officers of the subsidiary banks and who also serve as officers of the Corporation. Recommendation and formal authorization of the compensation of subsidiary bank executive officers is, however, the role of the Board of Directors of the subsidiary banks.

        All executive officers receive a salary and, if net income is satisfactory, an annual cash bonus. It is the policy of the Corporation and the subsidiary banks to set salaries at levels that will be competitive with other comparable financial institutions in order to enable the Corporation and the subsidiary banks to retain and, when needed, attract qualified executive officers. Information on compensation levels of other institutions is obtained from compensation surveys published by the Michigan Bankers Association, the Bank Administration Institute and from other similar sources. In setting salaries, the Corporation and the subsidiary banks also seek to assure relative fairness in the compensation of officers and to recognize the value of the contribution that each makes to the Corporation’s success. Annual cash bonuses are based on a discretionary evaluation of the performance of the Corporation and the subsidiary bank served by the officer. Bonuses also take into account recognition of specific personal achievements of the individual officers.

        During 2003, stock options to purchase 315 shares were granted to the President of Bank of Washtenaw. No stock options were granted to any other executives. The number of shares subject to each option was based upon the position and discretionary assessment of the performance of each grantee. The options awarded in 2003 vest at the rate of 20% each year.

        The Corporation generally maintains a conservative level of perquisites and personal benefits. The dollar value of perquisites and personal benefits provided to each executive officer does not exceed $50,000 or 10% of such executive officer’s annual salary and bonus.

        Respectfully submitted, Allan F. Brittain (member Executive and Compensation Committees), Douglas L. Kapnick (member Executive and Compensation Committees), Emory M. Schmidt (member Executive and Compensation Committees), Pamela S. Fisher (member Compensation Committee), Richard J. DeVries (member Compensation Committee), and Walter G. Byers (member Compensation Committee).

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee are set forth in the preceding section. Allan F. Brittain, who retired in 1997, was formerly the President and CEO of the Corporation and Bank of Lenawee. Douglas L. Kapnick is currently serving as the President and CEO of the Corporation and from January through June of 2003 served as interim President and CEO of the Bank of Lenawee. Pamela S. Fisher is the Secretary of the Corporation and the Chief Operating Officer of Bank of Lenawee. Richard J. DeVries is the President and CEO of the Bank of Lenawee. Walter B. Byers is the President and CEO of the Bank of Washtenaw.

EXECUTIVE COMPENSATION SUMMARY

        The following table sets forth the compensation paid by the Bank of Lenawee during the last three years to its Chief Executive Officer, Chief Financial Officer, and Corporate Secretary. There are no employees of the Corporation. All are employed by either the Bank of Lenawee or the Bank of Washtenaw. No other executive officers of the Corporation received annual compensation in excess of $100,000 during this period.

	Annual Compensation
Name and Principal Position	Year	Salary		Bonus	All Other Compensation
Douglas L. Kapnick,	2003	$00.00		$00.00	$00.00
President/CEO(1)	2002	$00.00		$00.00	$00.00

Richard J. DeVries(2)	2003	$123,179	(2)	$00.00	$27,350	(3)
President & CEO
Bank of Lenawee

Loren V. Happel, CFO	2003	$98,102		$24,560	N/A
	2002	$91,377		$20,624	N/A
	2001	$87,240		$13,852	N/A

Pamela S. Fisher, Corp. Sec	2003	$103,102		$25,279	N/A
	2002	$93,893		$24,069	N/A
	2001	$89,140		$14,318	N/A

(1)

Mr. Kapnick was elected Interim President/CEO of the Company and Bank of Lenawee on October 17, 2002. He was appointed President/CEO of the Company on June 20, 2003. Mr. Kapnick receives no compensation as the Company’s President/CEO. He is a director of the Company and Chairman of the Board of Directors. He also serves as a Director of the Bank of Lenawee and Bank of Washtenaw and is compensated in those capacities in the same manner as the other directors.

(2)

Richard J. DeVries joined the Corporation as President/CEO of Bank of Lenawee as of July 1, 2003. Mr. DeVries was hired at an annual salary of $150,000. He was paid for about four months before he actually commenced his duties as an incentive to join the Bank.

(3)	Mr. DeVries was awarded 400 shares of Company stock when he joined Bank of Lenawee.

EXECUTIVE OPTION GRANTS IN LAST FISCAL YEAR

Name of Executive	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%	10%

Douglas L. Kapnick(1)	525	______	$50.00	2013	$16,510	$42,485

(1)

Mr. Kapnick received his option grant in his capacity as a Board member and not in his capacity as an executive officer. None of the other named executive officers were granted any stock options during 2003.

YEAR END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2003 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at December 31, 2003 Exercisable/Unexercisable

Douglas L. Kapnick	-0-	-0-	4,740/8,618	$7,296/$67,565

DEFINED BENEFIT PENSION PLAN

        The Corporation maintains a defined benefit pension plan for substantially all employees. The Corporation also maintains an Employee Stock Ownership and 401(k) plan covering substantially all employees.

        The defined benefit pension plan formula provides a monthly life annuity, payable at Normal Retirement Age, equal to the sum of (a) and (b):

(a)	For each year of Benefit Service from January 1, 1988 to December 31, 1991, 1% of Earnings plus 0.65% of Earnings in excess of $10,000.

(b)	For each year of Benefit Service after January 1, 1992, 1% of Earnings plus 0.65% of Earnings in excess of 50% of Social Security Covered Compensation.

        No more than 35 years of Benefit Service are counted.

        The Earnings covered by the Plan include salary and bonus as reflected in the summary annual compensation table on page 12. Social Security Covered Compensation is defined as the average of the Social Security Maximum Taxable Wage Bases for the 35-year period ending with the year in which Social Security Retirement Age is attained. The Social Security Covered Compensation used in a given accrual year is the amount for an individual who reaches Social Security Retirement Age in that year.

        Officers, or former officers, named in the summary annual compensation table have estimated accrued annual benefits (and accrued years of Benefit Service) payable at Normal Retirement Age from the Plan as follows: Douglas L. Kapnick — $0 (0 years); Loren V. Happel — $13,416 (9 years); and Pamela S. Fisher — $13,594 (16 years). These benefits are not subject to deduction for Social Security or any other offset amounts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Certain directors and officers of the Corporation have had, and are expected to have in the future, loan and other extension of credit transactions with the subsidiary banks, or have been directors or officers of corporations, or members of partnerships, which have had and are expected to have in the future, such transactions with the subsidiary banks. All such transactions with officers and directors, either directly or indirectly, have been made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and these transactions do not involve more than the normal risk of collectibility or present other unfavorable features. All such future transactions, including transactions with principal shareholders and other Corporation affiliates, will be made in the ordinary course of business, on terms no less favorable to the Corporation than with other customers, and will be subject to approval by a majority of the Corporation’s independent, outside disinterested directors.

        The Corporation and the subsidiary banks purchase all of their insurance products through an insurance agency owned primarily by Mr. Kapnick, one of the directors, who also serves as the Chairman and CEO of the Corporation. All insurance products are purchased at rates, which are believed to be competitive for the same or comparable insurance products that could be purchased through other agencies. Total premiums paid to Mr. Kapnick’s agency for one to three years of insurance coverage purchased by the Corporation and the subsidiary banks during 2003 were approximately $204,362. The Corporation and the subsidiary banks also occasionally use the services of a realtor to sell Other Real Estate properties. In 2003 a standard commission of $9,150 was paid to RE/MAX Community Associates, a firm owned by Dennis E. Pearsall, a current director.

SHAREHOLDER RETURN PERFORMANCE GRAPH

        Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Corporation’s common stock with that of the cumulative total return on the MG Group Index and the NASDAQ Stock Market Index for the five-year period ended December 31, 2003. The MG Group Index is an index composed of over 90 banks and bank holding companies located in the Midwest and published by Media General Financial Services. The following information is based on an investment of $100, on December 31, 1998, in the Corporation’s common stock, the MG Group Index, and the NASDAQ Stock Market Index, with dividends reinvested. There has been only limited trading in the Corporation’s common stock and the Corporation’s common stock does not trade on any stock exchange or on the NASDAQ market. Accordingly, the returns reflected in the following graph and table are based on sale prices of the Corporation’s stock of which management is aware. There may have been sales at higher or lower prices of which management is not aware.

	1998	1999	2000	2001	2002	2003
Pavilion Bancorp	100.00	157.75	137.14	104.01	91.60	98.87
MG Group Index	100.00	82.98	101.06	101.92	97.54	125.40
NASDAQ Market Index	100.00	176.37	110.86	88.37	61.64	92.68

Source: Media General Financial Services, Richmond, Virginia

COMPLIANCE WITH SECTION 16 REPORTING

        The rules of the Securities and Exchange Commission require that the Corporation disclose late filings of reports of stock ownership (and changes in stock ownership) by its directors, executive officers and beneficial owners of more than 10% of the Corporation’s common stock. Based solely on its review of the copies of such reports received by it, and written representations from certain reporting persons, the Corporation believes that during the year ended December 31, 2003, its directors, executive officers and beneficial owners of more than 10% of the Corporation’s common stock have complied with all filing requirements applicable to them.

SHAREHOLDER PROPOSALS

        Any shareholder proposal to be considered by the Corporation for inclusion in the 2005 Annual Meeting of Shareholders proxy materials must be received by the Corporation no later than November 19, 2004. If a shareholder notifies the Corporation after 45 days before the first anniversary of the date on which this proxy statement is first mailed of an intent to present a proposal at the 2005 annual meeting of shareholders, the Corporation will have the right to exercise its discretionary voting authority with respect to such proposal without including information regarding such proposal in its proxy materials.

AVAILABILITY OF 10-K ANNUAL REPORT

        An annual report on Form 10-K to the Securities and Exchange Commission for the year ended December 31, 2003, will be provided free to shareholders upon written request. Write to Pavilion Bancorp, Inc., Attention: Pamela S. Fisher, 135 East Maumee Street, Adrian, Michigan 49221. The Form 10-K and certain other periodic filings are filed with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Corporation, that file electronically. The SEC’s web site address is http:\\www.sec.gov.

MISCELLANEOUS

        The management of the Corporation is not aware of any other matter to be presented for action at the meeting. However, if any such other matter is properly presented for action, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with their best judgment.

        The cost of soliciting proxies in the accompanying forms will be borne by the Corporation. In addition to solicitation by mail, proxies may be solicited in person, or by telephone or telegraph, by some regular employees of the Corporation.

        Shareholders are urged to sign and return the enclosed proxy in the enclosed envelope. A prompt response will be helpful and appreciated.

BY ORDER OF THE BOARD OF DIRECTORS /s/ Pamela S. Fisher Pamela S. Fisher Secretary

March 22, 2004

EXHIBIT A

CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF PAVILION BANCORP, INC.

I.	Purpose

The primary function of the Audit Committee is to assist the Board by overseeing (1) the quality and integrity of the Company’s accounting, auditing and reporting practices, (2) the performance of the Company’s internal audit function and independent auditor, and (3) the Company’s disclosure controls and system of internal controls regarding finance, accounting, legal compliance, and ethics that management and the Board of Directors have established.

The Audit Committee shall provide an open avenue of communication among the independent auditors, financial and senior management, the internal auditor and the Board of Directors.

II.	Membership

A.	Independence—The Audit Committee shall be comprised of three or more members, each of whom (1) must qualify as an independent director under the listing requirements of NASDAQ and Section 301 of the Sarbanes-Oxley Act, and (2) shall be free from any relationship to the Company that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic financial and accounting practices, and on or before January 1, 2004, at least one member of the Committee shall be a “financial expert” in compliance with the criteria established by the Securities and Exchange Commission.

B.	Appointment—The members shall be nominated by the Executive Committee and appointed annually to one-year terms by the Board. The Executive Committee shall recommend, and the Board shall designate, one member of the Audit Committee as Chair.

C.	Limitations. A member of the Audit Committee shall not simultaneously serve on the audit committee of more than two other public companies.

III.	Meetings

Meetings of the Audit Committee shall be subject to the Committee procedure rules set forth in the Company’s Bylaws and its own rules of procedure, which shall be consistent with those Bylaws and the following:

A.	The Audit Committee shall meet at least four (4) times annually and more frequently as circumstances require. Periodically and at least annually, a regularly scheduled meeting of the Committee shall conclude with an executive session of the Committee, absent members of management and on such terms and conditions as the Committee may elect. In addition, the Committee may meet periodically with management, the internal Audit Liaison and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or the internal audit liaison or independent auditors believe should be discussed privately.

B.	Following each of its meetings, the Audit Committee shall deliver a report on the meeting to the Board, including a description of all significant actions taken by the Audit Committee.

C.	The Audit Committee shall keep written minutes of its meetings, which minutes shall be maintained with the books and records of the Company.

IV.	Responsibilities, Duties and Authority

The Audit Committee shall have the following responsibilities, duties and authority:

A.	Document and Report Review

1.	Review and update this Charter periodically or as conditions dictate (at least, annually).

2.	Review the Company’s annual financial statements and any reports issued by the independent auditors.

3.	Review the summary report of the internal audit firm and management’s response to such reports.

4.	Recommend to the Board whether the financial statements should be included in the Annual Report on Form 10-K.

5.	Review with financial management and the independent auditors the quarterly report on Form 10-Q.

B.	Independent Auditors

1.	Appoint, approve the compensation of, and provide oversight of the Company’s independent auditor, including the removal of the Company’s independent auditors. The independent auditors shall report directly to the Committee, and the Committee shall oversee the resolution of any disagreements between management and the independent auditors.

2.	Administer the Company’s Policy Regarding the Approval of Audit and Nonaudit Services Provided by the Independent Auditor.

3.	Review the independent auditors’ attestation and report on management’s internal control report, and hold timely discussions with the independent auditors regarding:

(a)	All critical accounting policies and practices;

(b)	All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

(c)	Other material written communications between the independent auditor and management including, but not limited to, management letter and schedule of unadjusted differences;

(d)	An analysis of the auditor’s judgment as to the quality of the Company’s accounting principles, setting forth significant reporting issues and judgments made in connection with the preparation of the financial statements; and

(e)	All significant relationships the auditors have with the Company to determine the auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

4.	At least annually, obtain and review a report by the independent auditor describing:

(a)	The firm’s internal quality control procedures;

(b)	Any material issues raised by the most recent internal quality-control review, peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues;

(c)	All relationships between the independent auditor and the Company; and

(d)	All significant relationships the auditors have with the Company to determine the auditors’ objectivity and independence, undertaking or recommending appropriate action to ensure and continue that independence.

C.	Financial Reporting Processes

1.	Review the integrity of the Company’s financial reporting process, both internal and external, giving consideration to consultation with management, the independent auditors and the internal auditor.

2.	Consider and approve, as appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditors, management or the internal auditor.

3.	Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, or auditing matters, including procedures necessary to receive and respond to confidential and anonymous submissions by Company employees regarding questionable accounting or auditing matters.

D.	Internal Auditors

1.	Review and approve the appointment, replacement, reassignment, or dismissal of the firm performing the internal audit duties and periodically and at least annually review the performance of this firm.

2.	At least annually review and approve the internal audit plan, and periodically ensure adequate resources are available to execute the plan.

3.	Review the results of completed internal audits with the firm performing the internal audit duties and monitor corrective actions taken by management, as deemed appropriate.

4.	Review with the independent auditor its assessment of internal audit function practices and objectivity.

E.	Ethical and Legal Compliance

1.	Review the Company’s Code of Business Conduct, approved by the Board of Directors, to ensure that management has maintained a system to comply with expected ethical and legal requirements.

2.	Review, with the Company’s counsel, legal compliance matters including corporate securities trading policies.

3.	Review, with the Company’s counsel, any legal matter that could have a significant impact on the Company’s financial statements.

4.	Discuss the Company’s major financial and accounting risk exposures and steps taken by management to control or mitigate those exposures.

F.	Other

1.	Review with the independent auditors, the internal auditing department and management the extent to which changes or improvement in financial or accounting practices, as approved by the Audit Committee, have been implemented.

2.	Prepare the report that the SEC requires to be included in the Company’s annual Proxy Statement.

3.	Perform an annual self-assessment relative to the Audit Committee’s purpose, duties and responsibilities set forth in this Charter.

4.	To the extent it deems appropriate, and with or without full Board approval, obtain advice and assistance from outside legal, accounting or other advisors as deemed appropriate to perform its duties and responsibilities.

5.	Perform any other activities consistent with this Charter, the Company’s Bylaws and governing law, as the Audit Committee or the Board of Directors deems necessary or appropriate.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

Pavilion Bancorp, Inc.

2003
Annual Report

This 2003 Annual Report contains audited financial statements and a detailed financial review. This is Pavilion Bancorp’s 2003 annual report to shareholders. Although attached to our proxy statement, this report is not part of our proxy statement, is not deemed to be soliciting material, and is not deemed to be filed with the Securities and Exchange Commission (the “SEC”) except to the extent that it is expressly incorporated by reference in a document filed with the SEC.

The 2003 Summary Annual Report to Shareholders accompanies this proxy statement. This report presents information concerning the business and financial results of Pavilion Bancorp in a format and level of detail that we believe shareholders will find useful and informative. Shareholder who would like to receive even more detailed information than that contained in this 2003 Annual Report are invited to request our Annual Report on Form 10-K.

Pavilion Bancorp, Inc.‘s Form 10-K Annual Report to the Securities and Exchange Commission will be provided to any shareholder without charge upon written request. Requests should be addressed to Pavilion Bancorp, Inc., Attention: Pamela S. Fisher, 135 East Maumee Street, Adrian, Michigan 49221.

PAVILION BANCORP, INC.

CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003 and 2002

CONTENTS

SELECTED FINANCIAL DATA	2

MANAGEMENT'S DISCUSSION AND ANALYSIS	3

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL REPORTING	17

REPORT OF INDEPENDENT AUDITORS	18

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED BALANCE SHEETS	19

CONSOLIDATED STATEMENTS OF INCOME	20

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY	21

CONSOLIDATED STATEMENTS OF CASH FLOWS	22

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	22

COMMON STOCK INFORMATION	45

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	2003	2002	2001	2000	1999
For the Year:
Total interest income	$18,939	$19,182	$21,012	$20,851	$17,923
Total interest expense	4,596	6,029	8,198	8,710	6,312
Net interest income	14,342	13,153	12,814	12,141	11,611
Provision for loan losses	808	953	388	30	2,560
Noninterest income	6,008	5,975	4,151	2,064	2,237
Noninterest expense	14,794	13,993	12,182	9,414	8,994
Income before income taxes	4,749	4,182	4,395	4,761	2,294
Net income	3,235	2,855	3,043	3,205	1,563
Per Share Data:
Basic earnings per share	$3.78	$3.23	$3.41	$3.57	$1.74
Diluted earnings per share	3.75	3.21	3.37	3.53	1.74
Cash dividends declared per share	1.09	.82	.76	.90	.71
Shareholders' equity and net ESOP obligation per share	35.83	33.42	31.44	28.49	25.45
Shareholders' equity per share	31.34	28.72	26.45	22.76	20.61
At Year-End:
Total assets	$317,243	$287,286	$278,277	$259,747	$239,904
Loans receivable	274,850	235,770	214,749	214,512	197,308
Allowance for loan losses	3,042	2,660	2,200	2,287	4,646
Deposits	263,952	241,720	235,407	224,143	199,206
Borrowed funds	14,637	8,635	7,394	7,936	16,177
Shareholders' equity and net ESOP obligations	30,323	29,170	28,007	25,467	22,775
Shareholders' equity	26,523	25,069	23,563	20,353	18,449
Financial:
Net interest income to average earning assets	5.06%	5.12%	5.09%	5.26%	5.66%
Return on average shareholders' equity and
net ESOP obligation	10.92	9.94	11.58	13.29	6.65
Return on average shareholders' equity	12.58	11.66	14.14	16.59	8.02
Return on average assets	1.08	1.02	1.12	1.28	.70
Tier 1 leverage ratio	11.60	12.00	11.9	9.9	9.9
Dividend payout ratio	28.72	25.37	22.35	25.07	40.98
Average shareholders' equity and net ESOP
obligation to average total assets	9.86	10.26	9.66	9.6	10.52
Average shareholders' equity to average total assets	8.56	8.75	7.91	7.72	8.72

All per share data has been adjusted to reflect stock splits and stock dividends including a January 5, 2004 declaration of stock dividend of 5% issued on January 30, 2004 to shareholders as of January 16, 2004.

2.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

The following discussion provides information about the financial condition and results of operations of Pavilion Bancorp, Inc. It should be read in conjunction with the consolidated financial statements included elsewhere in this Annual Report.

BUSINESS OF PAVILION BANCORP, INC.

Pavilion Bancorp, Inc. (the Company), a bank holding Company, was incorporated in Michigan in 1993. The shareholders elected to change its name to Pavilion Bancorp Inc. from Lenawee Bancorp Inc. on April 18, 2002. The Company holds all of the stock of the Bank of Lenawee, a Michigan banking corporation chartered in 1869, and the Bank of Washtenaw founded by the Company on January 8, 2001.

The business is concentrated primarily in a single industry segment — commercial banking. Each bank provides a full range of banking services to individuals, commercial businesses and industries located in its service area. Each bank maintains diversified loan portfolios, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. Each bank offers a variety of deposit products, including checking, savings, money market, individual retirement accounts and certificates of deposit.

The principal markets for financial services provided are in the mid-Michigan communities in which the banks are located and the areas immediately surrounding these communities. The banks serve these markets through 11 locations in or near their communities. The banks do not have any material foreign assets or income.

The principal source of revenue is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 72% of our total revenue in 2003 compared to 71% in 2002. Lower than normal interest rates during 2003 and 2002 resulted in a significant increase in the volume of mortgage loan sale activity and gains on sales of mortgage loans. These gains accounted for 23% of our total revenue in 2003 as compared to 19% in 2002.

2003 FINANCIAL HIGHLIGHTS

Net income for the year ended December 31, 2003 was $3,235,233 which was a 13.30% increase from our 2002 net income of $2,855,342. As a result, our basic earnings per share increased to $3.78 in 2003 from $3.23 in 2002. Diluted earnings per share increased to $3.75 in 2003 from $3.21 in 2002. Our return on average increased to 12.58% in 2003 from 11.66% in 2002.

Total assets grew to $317.2 million in 2003 from $287.3 million in 2002. Our net loan balances increased $39 million or 17% an amount slightly stronger than the prior year’s activity.

NET INTEREST INCOME

Our primary operating income is net interest income. Net interest income is the difference between the interest and fees the Company earns on earning assets and the interest paid on deposits and borrowings. A number of economic factors influence net interest income, primarily changes in volume and mix of interest-earning assets and interest-bearing liabilities, government monetary and fiscal policies, and market interest rates.

Our net interest income was $14.3 million in 2003, an increase of $1.2 million over 2002. The 2003 increase in net interest income was primarily the result of decreased funding costs and growth in interest-earning assets. The table below shows the yields earned on our interest-earning assets and our costs of interest-bearing liabilities. The table also reflects our net interest margin for the years ended December 31, 2003, 2002 and 2001.

3.

Average Balance Sheet and Analysis of Net Interest Income

	Years ended December 31,
	2003			2002			2001
	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate
	(Dollars in the thousands)
Interest-earning assets:
Loans receivable	$254,928	$17,917	7.03%	$222,017	$17,786	8.01%	$217,424	$19,284	8.87%
Securities available for sale(1)	21,056	876	4.16	26,023	1,127	4.33	24,038	1,253	5.21
Federal funds sold	4,839	48.99		5,723	88	1.54	6,783	255	3.76
Federal Home Loan Bank Stock	2,552	98	3.84	2,504	161	6.43	2,504	181	7.23
Interest-bearing balances with
other financial institutions	34	0	-	840	20	2.38	867	40	4.61

Total interest-earning assets	283,409	18,939	6.68	257,107	19,182	7.46	251,616	21,013	8.35
Noninterest-earning assets:
Cash and due from financial
institutions	7,089			11,684			10,316
Premises and equipment, net	6,105			6,562			6,526
Other assets	3,912			4,646			3,424
Total assets	$300,515			$279,999			$271,882

Interest-bearing liabilities:
Interest-bearing demand
deposits	59,791	498.83		$55,635	647	1.16	$56,113	$1,207	2.15
Savings deposits	32,603	195.60		27,856	278	1.00	24,389	340	1.39
Time deposits	108,609	3,263	3.00	106,388	4,441	4.17	115,060	6,233	5.42
Repurchase agreements and other
borrowings	9,206	307	3.33	7,811	351	4.49	3,083	86	2.79
FHLB advances
	6,278	334	5.32	5,143	312	6.07	5,519	333	6.03

Total interest-bearing
liabilities	216,487	4,597	2.12	202,833	6,029	2.97	204,164	8,199	4.02

Noninterest-bearing liabilities:
Demand deposits	50,897			45,681			39,198
Other liabilities	3,499			2,764			2,251

Total liabilities	270,883			251,278			245,613
Common stock subject to
repurchase obligation in
ESOP	3,919			4,225			4,756
Shareholders' equity	25,713			24,496			21,513
Total liabilities and
shareholders' equity	$300,515			$279,999			$271,882

Net interest income/interest
rate spread		$14,342	4.56%		$13,153	4.49%		$12,814	4.33%

Net interest margin (2)			5.06%			5.12%			5.09%

Average interest-earning assets
to average interest-bearing
liabilities			130.91%			126.76%			123.24%

(1)	Interest income on tax-exempt securities has not been adjusted to a taxable equivalent basis.
(2)	Net interest earnings divided by average interest-earning assets.

4.

Net interest margin is net interest income divided by average earning assets. Our net interest margin decreased slightly to 5.06% in 2003 from 5.12% in 2002. The Federal Reserve reduced the discount rate one time ..25% to 2.00% during June of 2003 creating a federal funds target rate of 1%. Our prime lending rate also adjusted downward .25% in June and was 4% at the end of the year. A large portion of our variable rate business and consumer loan portfolios are tied directly to the prime lending rate. Offsetting the impact of unusually low interest income on our loan products is the decrease in our costs of local deposit funding. Nearly all funding is from the local markets we serve and our costs of funds decreased from 2.97% in 2002 to 2.12% in 2003.

The following table analyzes the effect of volume and rate changes on interest income and expense for the periods indicated

	2003 Compared to 2002			2002 Compared to 2001

	Amount Due to Volume	Amount Due to Rate	Net Increase (Decrease)	Amount Due to Volume	Amount Due to Rate	Net Increase (Decrease)
Interest income
Loans receivable	$2,460	$(2,329)	$131	$400	$(1,898)	$(1,498)
Securities available for sale	(208)	(43)	(251)	98	(224)	(126)
Federal funds sold	(12)	(28)	(40)	(35)	(132)	(167)
Federal Home Loan Bank Stock	3	(66)	(63)	-	(20)	(20)
Interest-bearing balances with
financial institutions	(20)	(0)	(20)	(1)	(19)	(20)

Total interest income	2,223	(2,466)	(243)	462	(2,293)	(1,831)

Interest Expense Interest-bearing deposits
Demand	45	(194)	(149)	(10)	(550)	(560)
Savings	42	(125)	(83)	44	(106)	(62)
Time	91	(1,269)	(1,178)	(443)	(1,349)	(1,792)
Repurchase agreements and
other borrowings	56	(100)	(44)	483	75	265
FHLB advances	63	(41)	22	(23)	2	(21)

Total Interest Expense	297	(1,729)	(1,432)	51	(1,928)	(1,877)

Net interest income	$1,926	$(737)	$1,189	$411	$(365)	$46

5.

PROVISION FOR LOAN LOSSES

The provision for loan losses is the amount added to the allowance for loan losses to absorb losses that have been incurred. The loan loss provision is based on an analytical evaluation of historical loss experience, our understanding of the risk associated with our current troubled loans and individual economic factors, which, in our judgment, deserve current recognition in maintaining an adequate allowance for loan losses balance.

The provision for loan losses was $808,000 in 2003 and $953,000 in 2002. The $145,000 decrease in provision for loan losses reflects our assessment of improvement in the inherent risk associated with the economic vitality underlying loan portfolios, combined with necessary dollar coverage of outstanding nonperforming loans. Additional loan growth of $39 million primarily occurred in commercial loans to small businesses. Nonperforming loans, also primarily small business loans, increased from $1.6 million to $2.2 million. Although the amount of outstanding classified loan dollars increased, the financial position of our borrowers has generally improved by enhancing our loan collateral position. It is notable that our unallocated allowance declined $289,000 over the course of the year as specific risk were more apparent to management and funds were specifically assigned.

The allowance for loan losses represents our estimate of probable credit losses related to specifically identified loans as well as probable credit losses inherent in the remainder of the loan portfolio that have been incurred as of the balance sheet date. The allowance for loan losses is maintained at an adequate level through additions to the provision for loan losses. An appropriate level of the risk allocated allowance is determined based on the application of risk percentages to graded loans by categories. Specific reserves are established for individual loans when deemed necessary by management. In addition, we consider other factors when determining the unallocated allowance, including loan quality, changes in the size and character of the loan portfolio, consultation with regulatory authorities, amount of non-performing loans, delinquency trends and economic conditions and industry trends.

Inherent risks and uncertainties related to the operation of a financial institution require us to rely on estimates, appraisals and evaluations of loans to prepare our financial statements. Changes in economic conditions and the financial prospects of borrowers may result in abrupt changes to the estimates, appraisals or evaluations used. In addition, if actual circumstances and losses differ substantially from management’s assumptions and estimates, the allowance for loan losses may not be sufficient to absorb all future losses, and net income could be significantly impacted.

NONINTEREST INCOME

Noninterest income of $6 million in 2003 approximated the noninterest income earned in 2002.

The largest contributing factor to our 2003 noninterest income was net gains on mortgage loan sales. The historically low interest rates over the course of 2003 continued to expand our mortgage refinancing business. During 2003, we sold $281 million of loans in the secondary market, resulting in net gains of $5.8 million. In 2002, we sold $231.4 million of loans in the secondary market, resulting in net gains of $4.8 million. Loan sale gains were partially offset by increased amortization of mortgage servicing rights as a significant portion of our loan servicing portfolio refinanced during 2003. The refinance mortgage loan customer activity subsided substantially after November 2003 and remains at about a third of the ongoing activity prior to that time.

Our other noninterest income, primarily made up of service charges and fees related to our deposit customers, was $1.8 million in 2003 down slightly from the $2.3 million we earned in 2002. The service charges during the first quarter of 2002 included a one-time beneficial increase of $283,000 resulting from processing errors that occurred over a period of time related to the recognition of fee income on foreign ATM transactions. The lack of this one time benefit accounted for the majority of the decrease in 2003.

6.

NONINTEREST EXPENSE

Noninterest expense of $14.8 million in 2003 represents an increase of $.8 million or 5.7% compared to the noninterest expense of $14.0 million in 2002. A portion of the increase was ongoing organizational expenses associated with of the denovo opening the Bank of Washtenaw. Our staffing levels decreased slightly from 155 full time equivalents at December 31, 2002 to 152 full time equivalents at December 31, 2003. While the staff member decrease was 2% year over year, salaries and employee benefits increased 4.8%. The 4.8% increase reflects a full year tenure of organizational staff at the Bank of Washtenaw for 2003. Salary expenses also grew as a result of the increased levels of mortgage loan originations and sales. Mortgage originators earned additional amounts of commission payments for higher levels of mortgages sold. Our efficiency ratio worsened from 73.15% in 2002 to 75.8% in 2003.

INCOME TAX EXPENSE

Our income tax expense was $1.5 million in 2003 compared to $1.3 million in 2002 and $1.4 million in 2001.

The statutory federal tax rate during 2003, 2002 and 2001 was 34%. Our effective tax rate was lower than the statutory rate in all three years, primarily due to our tax-exempt interest income. Our effective tax rate was 32% in 2003, 32% in 2002, and 31% in 2001.

SECURITIES PORTFOLIO

The following table shows securities by classification as of December 31, 2003 and the amounts and weighted-average yields by maturity period. Securities that are not due at a single maturity date, primarily mortgage-backed securities, are not shown.

	MATURING
	Within One Year		After One But Within Five Years		After Five But Within Ten Years		After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Available For Sale
U.S. Government
securities			$15,169	3.67%	$-		$-		$15,169	3.67%

State and municipal	377	5.85%	1,985	4.68%	345	6.50%	458	6.75%	3,165	5.32%

Total	$377		$17,155		$345		$458		$18,335

All government agency securities are callable in the 2004 calendar year. Yields on tax-exempt securities are computed on a fully taxable-equivalent basis.

Our Asset/Liability Management Committee (Committee) is responsible for developing investment guidelines and strategies. The Committee relies on the expertise of an investment advisor to select appropriate investments for the portfolio. Decisions to purchase securities and the maturity date selected are coordinated with an overall plan to manage liquidity and interest rate exposure.

We do not invest in derivative securities. We hold no impaired securities at December 31, 2003. As of December 31, 2003, securities we hold which are issued by the State of Michigan and its political subdivisions had an aggregate market value of $2.9 million.

7.

We had no held to maturity securities as of December 31, 2003, 2002 or 2001. The fair value of securities available for sale, as of the dates indicated, are summarized as follows:

	December 31,
	2003	2002	2001

	(In thousands)

U.S. government agencies	$15,169	$18,710	$18,064
State and municipal	3,165	4,380	5,133
Other securities	2,102	2,126	2,772

	$20,436	$25,216	$25,969

LOAN PORTFOLIO

Our lending efforts are concentrated primarily in the Michigan communities in which our banks’ branches are located. The banks have no foreign loans.

Our loan growth during 2003 was stronger than historic levels. We are very focused on quality loan asset generation in our markets. Our total loans increased $39.5 million or nearly 17% from year-end 2002 to 2003.

The following table presents the gross amount of loans outstanding by loan type:

	December 31,
	2003	2002	2001	2000	1999

	(In thousands)

Commercial, financial and agricultural	$204,981	$183,433	$155,071	$149,058	$135,324
Real estate-construction	9,795	9,013	7,318	13,383	9,934
Residential-mortgage	20,140	10,081	17,409	14,225	17,203
Consumer	39,934	33,243	34,951	37,846	34,847

	$274,850	$235,770	$214,749	$214,512	$197,308

The following table shows the maturity of loans outstanding (in thousands) at December 31, 2003. Also provided are the amounts due after one year, classified according to their sensitivity to changes in interest rates

	Due Within One Year	Due After One But Within Five Years	Due After Five Years	Total

Commercial, financial and agricultural	$81,156	$100,755	$23,070	$204,981
Real estate-construction	9,795	-	-	9,795
Residential-mortgage	4,887	12,541	2,712	20,140
Consumer	24,269	10,014	5,651	39,934

	$120,107	$123,310	$31,433	$274,850

Loans due after one year:
Fixed rate	$89,757
Floating or adjustable rate	64,986

$154,743

8.

ASSET QUALITY

The banks maintain a conservative credit culture. Through Officer and Director Loan Committees and management reviews, the quality of the various loan portfolios is continuously monitored. Internal and external loan review personnel also scrutinize our loan portfolios performance and underwriting standards regularly.

The momentum of the local and national economy was uneventful during 2003. The relatively static environment has negatively impacted a portion of our loan customers as reflected in the nonperforming assets table below. The majority of nonperforming loans are adequately secured small business loans in our local market area. Assets classified as other real estate in the table below dropped $1,783,000 to $181,000 as repossessed loan collateral was sold.

Loans are placed on non-accrual status when principal or interest is past due 90 days or more, the loan is not well-secured, and is in the process of collection or when reasonable doubt exists concerning collectability of interest or principal. Any interest previously accrued in the current period but not collected is reversed and charged against current earnings.

At December 31, 2003, the Banks were not aware of any borrowers that were experiencing serious financial difficulties but whose loan payments were then current. As of December 31, 2003, 12.4 % of total loans were directly associated with agriculture in our market area, there were no other concentrations of loans exceeding 10% of total loans.

The following table summarizes non-accrual and past due loans and other real estate owned:

	December
	2003	2002	2001	2000	1999

	(In thousands)

Non-accruing loans past due	$1,459	$648	$230	$113	$3,071
Loans past due 90 days or more	693	949	1,046	523	275

Total nonperforming loans	2,152	1,597	1,276	636	3,346
Other real estate	181	1,783	879	294	255

Total nonperforming assets	$2,333	$3,380	$2,155	$930	$3,601

Nonperforming loans as a percent of
total loans	.78%	.68%	.59%	.30%	1.73%
Nonperforming assets as a percent of
total assets	.74%	1.18%	.77%	.36%	1.50%
Nonperforming loans as a percent of the
loan loss reserve	70.76%	60.05%	58.00%	27.81%	77.50%

9.

ALLOWANCE FOR LOAN LOSSES

The following table summarizes changes in the allowance for loan losses.

	Years ended December 31, (in thousands)

	2003	2002	2001	2000	1999

Loans:
Average daily balance of loans for the year, net	$254,928	$222,017	$217,424	$203,698	$171,276
Amount of loans outstanding at end of year, net	$271,758	$233,049	$212,589	$212,317	$192,721

Allowance for loan losses:
Balance at beginning of year	$2,660	$2,200	$2,287	$4,646	$2,182
Loans charged off:
Residential - mortgage	-	23	-	-	34
Real estate - construction	-	-	-	18	-
Commercial and agricultural	364	390	314	2339	28
Consumer	181	231	265	120	96

	545	644	579	2,477	158

Recoveries of loans previously charged-off:
Residential-mortgage	-	-	-	2	15
Commercial and agricultural	50	101	81	36	6
Consumer	69	50	23	50	41

	119	151	104	88	62

Net loans charged-off (recoveries)	426	493	475	2,389	96
Additions to allowance charged to operations	808	953	388	30	2,560

Balance at end of year	$3,042	$2,660	$2,200	$2,287	$4,646

Ratios:
Net loans charged off to average net loans
outstanding	.17%	.22%	.22%	1.17%	.06%
Allowance for loan losses to net loans
outstanding	1.12%	1.14%	1.03%	1.08%	2.41%

The allowance for loan losses is allocated to the loan portfolios in the amount deemed necessary to provide for probable incurred losses. The year-end allocations were as follows:

	(in thousands) December 31,
	2003		2002		2001		2000		1999
	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans	Allowance	Percent of Loans to Total Loans

Commercial, financial
and agricultural	$2,749	74.58%	$2,034	77.80%	$1,900	72.20%	$1,774	69.49%	$4,010	68.59%
Residential-mortgage	9	7.33	18	4.28	5	8.11	1	6.63	33	8.72
Real	25	3.56	25	3.82	23	3.41	134	6.23	99	5.03
estate-construction
Consumer	172	14.53	207	14.10	148	16.28	119	17.65	135	17.66
Unallocated	87	-	376	124	-	259	-	369	-

	$3,042	100.00%	$2,660	100.00%	$2,200	100.00%	$2,287	100.00%	$4,646	100.00%

10.

CONTRACTUAL OBLIGATIONS, COMMITMENTS, CONTINGENT LIABILITIES, AND OFF-BALANCE SHEET ARRANGEMENTS

The Corporation has various financial obligations, including contractual obligations and commitments, which may require future cash payments.

Contractual Obligations: The following table presents, as of December 31, 2003, significant fixed and determinable contractual obligations to third parties by payment date. Further discussion of the nature of each obligation is included in the referenced note to the consolidated financial statements.

	Note Reference	One Year or Less	One to three years	Three to five years	Over five years	Total
	(Dollars in the thousands)
Deposits without a
stated maturity (a)		$152,508				$152,508

Security repurchase
agreements (b)	8	$5,255				$5,255

Borrowed funds	8	$634	$4,929	$1,656		$7,221

Subordinated
Debentures	9				$5,000	$5,000

Operating leases		$271	$525	$328		$1,124

(a) Excludes interest

(b) Variable rate obligations that are affected by changes in market interest rates.

The Corporation’s operating lease obligations represent primarily consist of lease payments for facilities.

Commitments: The following table details the amounts and expected maturities of significant commitments as of December 31, 2003.

Commitments to extend Credit:	One Year or Less	One to three years	Three to five years	Over five years	Total
	(Dollars in thousands)
Commercial and Consumer Loans	$71,147	$-	$-	$-	$71,147
Revolving consumer lines	$3,401	$-	$-	$-	$3,401
Standby letters of credit	$2,577	$-	$-	$-	$2,577

Commitments to extend credit, including loan commitments and standby letters of do not necessarily represent future cash requirements. Standby letters normally expire without being drawn upon.

11.

LIQUIDITY

Liquidity is generally defined as the ability to meet cash flow needs of customers for loans and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments, repayments of loans, maturing and called securities, sales of assets, growth in deposits and other liabilities and profits.

At present, Federal Reserve monetary policy combined with historically frail investment market conditions resulted in a significant amount of unemployed cash in the markets we serve. These funds have been readily available in the form of bank deposits to cover our liquidity needs.

At December 31, 2003, the Company had $22.8 million of additional borrowing capacity at the Federal Home Loan Bank and $6 million of borrowing capacity with correspondent banks.

During 2003, we also generated $9.4 million in cash from operating activities. All of these sources are available to meet cash flow needs of loan and deposit customers.

We also need cash to pay dividends to our shareholders. Our primary source of cash is the dividends paid to the parent by our banks. We believe that cash from operations is sufficient to supply the cash needed to continue paying a reasonable dividend.

CAPITAL RESOURCES

At December 31, 2003, equity capital totaled $26 million. Management monitors the capital levels of the Company and the banks to provide for current and future business opportunities and to meet regulatory guidelines for “well capitalized” institutions. “Well capitalized” institutions are eligible for reduced FDIC premiums, and also enjoy other reduced regulatory restrictions.

At December 31, 2003, the Company and the banks exceeded all regulatory minimum capital requirements and are considered to be “well capitalized.”

ASSET LIABILITY MANAGEMENT

Asset liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact that significant fluctuations in market interest rates would have on earnings. Our banks’ Asset/Liability Committees are responsible for managing this process.

Quantitative and Qualitative Disclosures about Market Risk

Our primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. Our banks’ transactions are denominated in U.S. dollars with no specific foreign exchange exposure. Also, the banks have a limited exposure to commodity prices related to agricultural loans. Any impacts that changes in foreign exchange rate and commodity prices would have on interest rates are assumed to be insignificant.

Interest rate risk (IRR) is the exposure of a banking organization’s financial condition to adverse movements in interest rates. Accepting this risk can be an important source of profitability and shareholder value; however, excessive levels of IRR could pose a significant threat to earnings and capital. Accordingly, effective risk management that maintains IRR at prudent levels is essential to our safety and soundness.

12.

Evaluating exposure to changes in interest rates includes assessing both the adequacy of management’s process used to control IRR and the organization’s quantitative level of exposure. When assessing the IRR management process, we seek to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain IRR at prudent levels with consistency and continuity. Evaluating the quantitative level of IRR exposure requires the assessment of existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

We derive the majority of income from the excess of interest collected over interest paid. The rates of interest earned on our assets and owed on our liabilities generally are established contractually for a period of time. Since market interest rates change over time, we are exposed to lower profit margins (or losses) if we cannot adapt to interest rate changes. For example, assume that an institution’s assets carry intermediate or long-term fixed rates and that those assets are funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution’s interest expense on its liabilities may not be sufficiently offset if assets continue to earn at the long-term fixed rates. Accordingly, an institution’s profits could decrease because the institution will either have lower net interest income or possibly, net interest expense. Similar risks exist when assets are subject to contractual interest rate ceilings, or rate sensitive assets are funded by longer-term, fixed-rate liabilities in a decreasing rate environment.

Various techniques might be used by an institution to minimize IRR. We periodically analyze assets and liabilities and make future financing and investment decisions based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates. Such activities fall under the broad definition of asset/liability management.

Several ways an institution can manage IRR include: selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities, for example, by shortening terms of new loans or investments and hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change IRR. Interest rate swaps, futures contracts, options on futures, and other such derivative financial instruments are often used for this purpose. Because these instruments are sensitive to interest rate changes, they require management’s expertise to be effective. We have not purchased derivative financial instruments in the past and do not presently intend to purchase such instruments.

We are also subject to repayment risk when interest rates fall. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refinance their obligations at new, lower rates. Prepayments of assets carrying higher rates reduce interest income and overall asset yields.

Certain portions of an institution’s liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, we seek to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits or selling assets. Also, Federal Home Loan Bank advances and short-term borrowings provide additional sources of liquidity.

13.

The following table provides information about our financial instruments that are sensitive to changes in interest rates as of December 31, 2003. We had no derivative financial instruments, or trading portfolio, as of that date. The expected maturity date values for loans receivable, mortgage-backed securities and investment securities were calculated without adjusting the instrument’s contractual maturity date for expectations of prepayments. Expected maturity date values for interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing.

Principal/notional amount as of December 31, 2003 maturing in:

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
	(In thousands)
Rate Sensitive Assets
Fixed interest rate securities	$-		$8,943	$6,754	-	$2,055	$17,752	$17,752
Average interest rate			3.00%	2.77%		3.11%	2.93%
Tax-exempt fixed rate securities	377	745	295	418		850	2,685	2,685
Average interest rate	5.38	4.47	4.43	4.10%		5.57%	4.88%
FHLB stock	2,601						2601	2601
Average interest rate	3.76%						3.76%
FRB stock	522						522	522
Average interest rate	6.00%						6.00%
Fixed interest rate loans	27,360	6,977	16,794	27,946	9,250	26,488	114,815	114,047
Average interest rate	7.39%	7.87%	7.19%	6.67%	6.82%	6.50%	6.96%
Variable interest rate loans	95,046	18,203	22,102	13,636	8,398	2,649	160,035	161,638
Average interest rate	5.09%	7.14%	6.52%	6.55%	6.54%	7.61%	5.76%

Total earning assets	125,906	25,925	48,134	48,754	17,648	32,043	298,410	299,245

Rate Sensitive Liabilities
Interest-bearing demand	66,205						66,205	66,205
Average interest rate	.48%						.48%
Savings	34,390						34,390	34,390
Average interest rate	.57%						.57%
Time deposits	57,965	22,801	23,917	3,743	3,018		111,444	115,566
Average interest rate	2.54%	1.76%	3.27%	3.88%	3.53%		2.60%
Repurchase agreements and
federal funds purchased	7,415						7,415	7,416
Average interest rate %	.79%						.79%
Subordinated debentures						4,836	4,836	4,836
Variable rate						5.17%	5.17%
Fixed interest rate FHLB advances	635	681	4,020	228	1,657		7,221	7,684
Average interest rate	5.09%	5.11%	5.87%	2.93%	2.93%		4.96%

Total interest bearing liabilities	166,610	23,482	27,937	3,971	4,675	4,836	231,511	236,097

Interest rate sensitivity gap	$(40,704)	$2,443	$20,197	$44,783	$12,973	$27,207	$66,899

Cumulative interest rate
Sensitivity gap	$(40,704)	$(38,261)	$(18,064)	$26,719	$39,692	$66,899

14.

Principal/notional amount as of December 31, 2002 maturing in:

	2004	2005	2006	2007	2008	Thereafter	Total	Fair Value
	(In thousands)
Rate Sensitive Assets
fixed interest rate securities	-	-	-	$15,325	$3,590	$2,042	$20,957	$21,276
Average interest rate	-	-	-	5.47%	4.96%	5.77%	5.37%
Tax-exempt fixed rate securities	944	372	745	295	424	928	3,708	3,940
Average interest rate	4.36%	5.85%	4.49%	4.40%	4.05%	6.24%	4.97%
FHLB stock	2,504	-	-	-	-	2,504	2,504
Average interest rate	6.25%	-	-	-	-	-	6.25%
FRB stock	493	-	-	-	-	-	493	493
Average interest rate	6.00%	-	-	-	-	-	6.00%
fixed interest rate loans	59,924	10,920	5,238	28,234	7,233	2,817	114,366	114,733
Average interest rate	7.65%	7.97%	8.66%	7.36%	7.32%	6.96%	7.62%
Variable interest rate loans	37,314	17,945	20,684	10,889	20,636	13,936	121,404	121,759
Average interest rate	5.59%	7.85%	7.45%	7.42%	7.40%	7.11%	6.89%

Total earning assets	101,179	29,237	26,667	54,743	31,883	19,723	263,432	264,766

Rate Sensitive Liabilities
Interest-bearing demand	$59,549	$-	$-	$-	$-	$-	$59,549	$59,549
Average interest rate	.49%	-	-	-	-	-	.49%	-
Savings	29,267	-	-	-	-	-	29,267	29,267
Average interest rate	.71%	-	-	-	-	-	.71%
Time deposits	65,349	26,592	8,923	1,827	1,385	-	104,076	108,289
Average interest rate	3.40%	4.32%	3.98%	3.82%	5.25%	-	3.58%
Repurchase agreements and
federal funds purchased	3,507	-	-	-	-	-	3,507	3,507
Average interest rate %	2.00%	-	-	-	-	-	2.00%
Subordinated debentures	-	-	-	-	-	4,836	4,836	4,836
Variable rate	-	-	-	-	-	5.17%	5.17%
Fixed interest rate FHLB advances	408	441	477	3,803	-	-	5,129	5,458
Average interest rate	6.04%	6.04%	6.04%	6.04%	-	-	6.04%

Total interest bearing liabilities	158,080	27,033	9,400	5,630	1,385	4,836	255,192	259,734

Interest rate sensitivity gap	$(56,901)	$2,204	$17,267	$49,113	$30,498	$14,887	$8,240

Cumulative interest rate
Sensitivity gap	$(56,901)	$(54,697)	$(37,430)	$11,683	$42,181	$8,240

CRITICAL ACCOUNTING POLICIES

Certain of our accounting policies are important to the portrayal of our financial condition, since they require management to make difficult, complex or subjective judgments, some of which may relate to matters that are inherently uncertain. Estimates associated with these policies are susceptible to material changes as a result of changes in facts and circumstances. Facts and circumstances which could effect these judgments include, but without limitation, changes in interest rates, in the performance of the economy or in the financial condition of borrowers. Management believes that its critical accounting policies include determining the allowance for loan losses, determining the fair value of securities and other financial instruments and the valuation of mortgage servicing rights. Our critical accounting policies are discussed in detail in Note 1 of the Notes to the Consolidated Financial Statements.

15.

FORWARD-LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations and other sections of this Annual Report contain forward looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Company itself. Words such as “anticipates”, “believes”, “estimates”, “expects”, “forecasts”, “foresee”, “intends”, “is likely”, “plans”, “product”, “projects”, variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.

Furthermore, the Company undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Future Factors include:

•	changes in interest rates and interest rate relationships; demand for products and services;
•	the degree of competition by traditional and non-traditional competitors;
•	changes in banking regulations; •
•	changes in tax laws;
•	changes in prices, levies and assessments;
•	the impact of technology, governmental and regulatory policy changes;
•	the outcome of pending and future litigation and contingencies;
•	trends in customer behavior as well as their ability to repay loans; and
•	changes in the national and local economies.

These are representative of the Future Factors that could cause a difference between an actual outcome and a forward-looking statement.

16.

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation of the Pavilion Bancorp, Inc.‘s consolidated financial statements and related information appearing in this Annual Report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions and reasonably present Pavilion Bancorp’s financial position and results of operations and were prepared in conformity with accounting principles generally accepted in the United States of America. Management also has included in the Company’s financial statements, amounts that are based on estimates and judgments which it believes are reasonable under the circumstances.

Pavilion Bancorp, Inc. maintains a system of internal controls designed to provide reasonable assurance that all assets are safeguarded and financial records are reliable for preparing the consolidated financial statements. The Company complies with laws and regulations relating to safety and soundness which are designated by the FDIC and other appropriate federal banking agencies. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of this control system. The effectiveness of internal controls is monitored by a program of internal audit. Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. Management believes that Pavilion Bancorp’s system provides the appropriate balance between costs of controls and the related benefits.

The independent auditors have audited the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and provide an objective, independent review of the fairness of the reported operating results and financial position. The Board of Directors of Pavilion Bancorp has an Audit Committee composed of four non-management Directors. The Committee meets periodically with the internal auditors and the independent auditors.

/s/ Douglas L. Kapnick Douglas L. Kapnick Chairman and Chief Executive Officer	/s/ Loren V. Happel Loren V. Happel Chief Financial Officer

17.

REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
Pavilion Bancorp, Inc.
Adrian, Michigan

We have audited the accompanying consolidated balance sheets of Pavilion Bancorp, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years ended December 31, 2003, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pavilion Bancorp, Inc. as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the years ended December 31, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Grand Rapids, Michigan
January 13, 2004

18.

PAVILION BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
December 31, 2003 and 2002

	2003	2002

ASSETS
Cash and due from banks	$10,102,622	$11,222,644

Total cash and cash equivalents	10,102,622	11,222,644

Securities available for sale	20,436,434	25,215,853
Federal Home Loan Bank stock, at cost	2,600,500	2,503,700
Federal Reserve Bank stock, at cost	521,900	493,350

Loans held for sale	432,840	1,473,300
Loans receivable, net of allowance for loan losses:
$3,041,546 - 2003; $2,659,935 - 2002	271,758,056	233,048,728
Premises and equipment, net	6,156,371	6,314,240
Accrued interest receivable	1,687,360	1,867,988
Mortgage servicing rights	2,739,685	2,715,011
Other assets	807,464	2,431,180

Total assets	$317,243,232	$287,285,994

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits
Noninterest bearing	$51,912,884	$48,827,584
Interest bearing	212,038,902	192,892,537

Total deposits	263,951,786	241,720,121

Borrowed funds	14,636,647	8,635,176
Accrued interest payable	441,380	506,603
Other liabilities	2,890,678	2,254,464
Subordinated debentures	5,000,000	5,000,000
Common stock subject to repurchase obligation in ESOP	3,799,268	4,100,407

Total liabilities	290,719,759	262,216,771

Shareholders' equity
Common stock and paid-in capital, no par
Value: 3,000,000 shares authorized; shares
Issued and outstanding:805,892-2003; 831,182-2002	10,675,665	9,711,476
Retained earnings	15,616,188	15,254,440
Accumulated other comprehensive income	231,620	103,307

Total shareholders' equity	26,523,473	25,069,223

Total liabilities and shareholders' equity	$317,243,232	$287,285,994

See accompanying notes to consolidated financial statements.

19.

PAVILION BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Interest and dividend income
Loans receivable, including fees	$17,916,923	$17,785,876	$19,284,332
Taxable securities	583,728	911,175	975,860
Nontaxable securities	145,723	202,868	247,890
Federal funds sold	47,584	88,331	255,321
Dividend income	244,379	173,911	208,194
Other	323	19,757	40,911

Total interest and dividend income	18,938,660	19,181,918	21,012,508

Interest expense
Deposits	3,954,971	5,365,835	7,779,154
Subordinated debentures	248,695	292,697	26,345
Other borrowed funds	392,757	370,148	392,862

Total interest expense	4,596,423	6,028,680	8,198,361

Net interest income	14,342,237	13,153,238	12,814,147
Provision for loan losses	808,000	953,000	388,000

Net interest income after provision for
loan losses	13,534,237	12,200,238	12,426,147

Noninterest income
Service charges and fees	1,588,807	1,887,831	1,362,691
Net gains on loan sales	5,821,856	4,839,085	2,715,924
Loan servicing fees, net of amortization	(1,565,854)	(1,159,165)	(290,590)
Gain on sale of securities	-	8,838	-
Other	163,298	398,155	363,256

	6,008,107	5,974,744	4,151,281

Noninterest expense
Salaries and employee benefits	8,860,977	8,456,260	7,188,368
Occupancy and equipment	2,264,882	2,367,665	2,067,338
Printing, postage and supplies	510,137	490,457	420,637
Professional and outside services	481,640	399,198	563,213
Mobile banking costs	336,400	448,227	425,563
Receivable financing services	197,573	201,938	249,149
Other	2,141,949	1,628,955	1,268,030

	14,793,558	13,992,700	12,182,298

Income before income taxes	4,748,786	4,182,282	4,395,130
Income tax expense	1,513,553	1,326,940	1,352,058

Net Income	$3,235,233	$2,855,342	$3,043,072

Basic earnings per share	$3.78	$3.23	$3.41

Diluted earnings per share	$3.75	$3.21	$3.37

See accompanying notes to consolidated financial statements.

20.

PAVILION BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Years ended December 31, 2003, 2002 and 2001

	Common Stock Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity

Balance January 1, 2001	$9,631,958	$10,755,423	$(34,403)	$20,352,978
Comprehensive income:
Net income		3,043,072		3,043,072
Unrealized gains (losses) on securities			433,327
Tax effect			(147,176)

Total other comprehensive income			286,151	286,151

Total comprehensive income				3,329,223

Change in common stock subject to repurchase	669,526			669,526

Retirement of stock-5,619 shares	(284,286)			(284,286)

Proceeds from sale of stock-2,605 shares	132,855			132,855

Stock option expense	36,481			36,481

Cash dividends-$.76 per share		(674,065)		(674,065)

Balance December 31, 2001	10,186,534	13,124,430	251,748	23,562,712
Comprehensive income:
Net income		2,855,342		2,855,342
Establish minimum pension liability			(398,683)
Unrealized gains (losses) on securities			168,667
Tax effect			81,575

Total other comprehensive income			(148,441)	(148,441)

Total comprehensive income				2,706,901

Change in common stock subject to repurchase	343,837			343,837

Retirement of stock-21,423 shares	(1,019,130)			(1,019,130)

Proceeds from sale of stock-2,044 shares	105,260			105,260

Stock option expense	34,451			34,451

Stock options exercised	60,524			60,524

Cash dividends-$.82 per share		(725,332)		(725,332)

Balance December 31, 2002	$9,711,476	$15,254,440	$103,307	$25,069,223
Comprehensive income:
Net income		3,235,233		3,235,233
Net change in minimum pension liability			398,683
Unrealized gains (losses) on securities			(198,982)
Tax effect			(71,388)

Total other comprehensive income			128,313	128,313

Total comprehensive income				3,363,546

Change in common stock subject to repurchase	301,139			301,139

Retirement of stock-28,238 shares	(1,384,060)			(1,384,060)

Stock option expense	42,724			42,724

Stock options exercised	60,152			60,152

Cash dividends-$1.09 per share		(929,251)		(929,251)

Payment of 5% stock dividend	1,944,234	(1,944,234)

Balance December 31, 2003	$10,675,665	$15,616,188	$231,620	$26,523,473

See accompanying notes to consolidated financial statements.

21.

PAVILION BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2003, 2002 and 2001

	2003	2002	2001

Cash flows from operating activities
Net income	$3,235,233	$2,855,342	$3,043,072
Adjustments to reconcile net income to
net cash from operating activities
Depreciation	830,307	902,923	804,504
Stock option expense	42,724	34,451	36,481
Provision for loan losses	808,000	953,000	388,000
Net amortization on securities
available for sale	291,654	291,654	102,372
Net realized (gain) loss on sales of securities	-	(8,838)	-
Amortization of mortgage servicing rights	2,401,496	1,782,696	790,896
Loans originated for sale	(276,648,143)	(230,040,837)	(156,501,748)
Proceeds from sales of mortgage loans	281,084,289	231,391,473	158,263,182
Net gains on sales of mortgage loans	(5,821,856)	(4,839,085)	(2,715,924)
Net change in:
Deferred loan origination fees	(10,406)	(101,649)	(52,129)
Accrued interest receivable	180,628	9,756	21,203
Other assets	2,114,927	589,924	1,532,660
Accrued interest payable	(65,223)	(343,391)	(95,797)
Other liabilities	963,509	304,414	232,883

Net cash from operating activities	9,404,137	3,781,833	5,849,655
Cash flows from investing activities
Proceeds from:
Maturities, calls and principal payments on
securities available for sale	16,902,993	18,135,401	10,207,721
Sales of securities available for sale	-	3,508,838	-
Purchases of:
Securities available for sale	(12,614,210)	(21,005,000)	(16,525,000)
Federal Home Loan Bank Stock	(96,800)	-	-
Federal Reserve Bank Stock	(28,550)	(13,350)	(120,000)
Premises and equipment, net	(672,438)	(606,037)	(1,427,028)
Net increase in loans	(40,116,860)	(22,982,728)	(1,552,221)
Recoveries on loans charged-off	118,727	151,316	103,993

Net cash from investing activities	(36,507,138)	(22,811,560)	(9,312,535)
Cash flows from financing activities
Net change in deposits	22,231,665	6,313,107	11,264,359
Net change in short term borrowings	3,908,749	1,617,356	(194,032)
Proceeds from FHLB advances	2,500,000	-	-
Net proceeds from subordinated debentures	-	-	4,850,417
Repayment of FHLB advances	(407,278)	(376,412)	(347,886)
Repurchase of common stock	(1,384,060)	(1,019,130)	(284,286)
Issuance of common stock	-	105,260	132,855
Stock options exercised	60,152	60,524	-
Dividends paid	(929,251)	(725,332)	(674,065)

Net cash from financing activities	25,979,977	5,975,373	14,747,362

Net change in cash and cash equivalents	(1,120,022)	(13,054,354)	11,284,482

Cash and cash equivalents at beginning of year	11,222,644	24,276,998	12,992,516

Cash and cash equivalents at end of year	10,102,622	11,222,644	24,276,998

Supplemental schedule of noncash activities
Transfer from:
Loans to foreclosed real estate	491,211	1,520,867	839,840
Cash paid for:
Interest	4,661,646	6,372,071	8,294,158
Income taxes	1,395,000	1,599,000	836,000

(Continued)

22.

PAVILION BANCORP, INC.
>NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES

The accounting and reporting policies of Pavilion Bancorp, Inc. (the Company) and its wholly owned subsidiaries, Bank of Lenawee and Bank of Washtenaw (the Banks), conform to accounting principles generally accepted in the United States of America and to general practice within the banking industry. The following describes the significant accounting and reporting policies which are employed in the preparation of the consolidated financial statements.

Principles of Consolidation: The consolidated financial statements include the accounts of the Company, the Banks and Bank of Lenawee ‘s wholly owned subsidiaries, Pavilion Mortgage Company and Pavilion Financial Services. All significant interCompany balances and transactions have been eliminated in consolidation. As further discussed in Note 9, a trust that had previously been consolidated with the Company is no longer consolidated.

Nature of Operations, Industry Segments and Concentrations of Credit Risk: The Company is a two-bank holding Company which conducts limited business activities. The Banks perform the majority of the business activities.

The Banks provide a full range of banking services to individuals, agricultural businesses, commercial businesses and light industries located in their service area. They maintain a diversified loan portfolio, including loans to individuals for home mortgages, automobiles and personal expenditures, and loans to business enterprises for current operations and expansion. The Banks offer a variety of deposit products, including checking, savings, money market, individual retirement accounts and certificates of deposit. Pavilion Mortgage Company originates personal mortgage loans, and the majority of the mortgage loans originated are sold on the secondary market. While the Company’s chief decision maker monitors the revenue stream of various Company products and services, operations are managed and financial performance is evaluated on a Company wide basis. Accordingly, all of the Company’s banking operations are considered by management to be aggregated into one operating segment.

The principal market for the Banks’ financial services are the Michigan communities in which the Banks are located and the areas immediately surrounding these communities. The Banks serve these markets through their offices located in Lenawee, Hillsdale and Washtenaw Counties in Michigan.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, mortgage servicing rights and fair values of securities and other financial instruments are particularly subject to change.

Cash Flow Reporting: Cash and cash equivalents include cash on hand, demand deposits with other financial institutions, federal funds sold and commercial paper with original maturities of 90 days or less. Cash flows are reported, net, for customer loan and deposit transactions, and borrowed funds with original maturities of 90 days or less.

Stock Dividend On January 5, 2004, the Company declared a 5% stock dividend payable on January 30, 2004 to shareholders as of January 16, 2004. All per share data has been restated to reflect the stock dividend.

(Continued)

23.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES (Continued)

Securities: Securities are classified as available for sale when they might be sold before maturity. Such securities are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank and Federal Reserve Bank stock are carried at cost.

Gains and losses on sales are determined using the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premiums and discounts, is included in earnings. Securities are written down to fair value when a decline in fair value is not temporary.

Loans Held for Sale: Loans held for sale are reported at the lower of cost or market value in aggregate. Net unrealized losses are recorded in a valuation allowance by charges to income.

Loans Receivable: Loans that management has the intent and the ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection. Payments received on such loans are reported as principal reductions. All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

(Continued)

24.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES (Continued)

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed using a combination of straight-line and accelerated methods with useful lives ranging from 10 to 40 years for buildings and improvements, and 3 to 10 years for furniture and equipment. These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur. Major improvements are capitalized.

Servicing Rights: Servicing rights represent the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues.

Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

Other Real Estate Owned: Real estate properties acquired through or instead of foreclosure are initially recorded at fair value at acquisition. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Other real estate owned amounts to $181,000 and $1,783,000 at December 31, 2003 and 2002 and are included in other assets.

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Benefit Plans: A defined benefit pension plan covers substantially all employees, with benefits based on years of service and compensation prior to retirement. The Company also maintains a profit-sharing and 401(k) plan. The profit-sharing and 401(k) plan expense and the amount contributed and is determined by the Board of Directors. Employee benefits are discussed further in Note 12.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income unless options granted have an exercise price that is less than the market price of the underlying common stock at date of grant. During 2001 stock options were granted with exercise prices that were less than the fair market value of the underlying common stock as of the grant date; therefore, the Company is recording compensation expense for the difference between the strike price and fair market value of the underlying common stock as of the respective grant dates for the 2001 and earlier stock option grants. Accordingly compensation expense for these stock options has been recorded during 2003, 2002 and 2001 based on the vesting schedules of the related stock options. Compensation expense for stock options was $43,000, $34,000 and $36,000 during 2003, 2002 and 2001. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provision of FASB Statement No. 123, Accounting for Stock-Based Compensation.

(Continued)

25.

PAVILION BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2003, 2002 and 2001

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES (Continued)

	2003	2002	2001

Net income as reported	$3,235,233	$2,855,342	$3,043,072
Less: Stock-based compensation expense
Determined under fair value based method	63,519	61,002	69,534

Proforma net income	$3,171,713	$2,794,340	$2,973,538

Basic earnings per share as reported	$3.78	$3.23	$3.41
Proforma basic earnings per share	3.70	3.16	3.33

Diluted earnings per share as reported	3.75	3.21	3.37
Proforma diluted earnings per share	3.67	3.13	3.30

The pro forma effects are computed using option pricing models, using the following weighted average assumptions as of grant date for the years ended December 31, 2003, 2002 and 2001:

	2003		2002		2001
Risk-free interest rate	3.58%		4.78%		4.88%
Expected option life	8 yea	rs	8 yea	rs	8 yea	rs
Expected dividend yield	1.96%		1.38%		1.44%
Expected stock price volatility	22.74%		22.92%		23.16%

The weighted average fair value of stock options granted was $9.66, $15.90 and $19.22 for 2003, 2002 and 2001.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax consequences of temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. No valuation allowance was needed as of December 31, 2003 and 2002.

Earnings and Dividends Per Share: Basic earnings per common share is based on net income divided by the weighted average number of common shares outstanding during the period. Diluted earnings per common share shows the dilutive effect of any additional potential common shares issuable under stock options.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes the net change in unrealized appreciation (depreciation) on securities available for sale, net of tax, and the change in the Company’s minimum pension liability, net of tax, which are also recognized as a separate component of shareholders’ equity.

Financial Instruments with Off-Balance-Sheet Risk: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit issued to meet customer’s needs. The face amount for these items represents the exposure to loss before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

26.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 1 — SUMMARY OF ACCOUNTING POLICIES (Continued)

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on and off-balance-sheet financial instruments does not include the value of anticipated future business or values of assets and liabilities not considered financial instruments.

Adoption of New Accounting Standards: During 2003, the Company adopted FASB Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, FASB Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, FASB Statement 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, FASB Interpretation 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, and FASB Interpretation 46, Consolidation of Variable Interest Entities. Adoption of the new standards did not materially affect the Company’s operating results or financial condition.

Reclassifications: Some items in the prior year financial statements have been reclassified to conform with the current year presentation.

NOTE 2 — SECURITIES

Year-end securities available for sale were as follows:

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

2003
U.S. Treasury and
government agencies	$15,169,119	$76,940	$-
Obligations of states and
political subdivisions	3,165,383	220,818	-
Mortgage-backed securities	2,101,932	53,183	-

	$20,436,434	$350,941	$-

	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses

2002
U.S. Treasury and
government agencies	$18,710,181	$204,836	$-
Obligations of states and
political subdivisions	4,380,088	261,462	-
Mortgage-backed securities	2,125,584	83,625	-

	$25,215,853	$549,923	$-

(Continued)

27.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 2 – SECURITIES (Continued)

Contractual maturities of debt securities at year-end 2003 were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

Fair Value

Due in one year or less	$377,035
Due from one to five years	17,154,587
Due from five to ten years	344,948
Due after ten years	457,932

$18,334,502
Mortgage-backed securities	2,101,932

$20,436,434

Sales of securities available for sale were:

	2003	2002	2001

Proceeds from sales	$-	$3,508,838	$-
Gross gains from sales	-	8,838	-
Gross losses from sales	-	-	-

In addition to Federal Home Loan Bank (FHLB) stock, securities with a fair value of approximately $10,123,000 and $4,030,000 at year-end 2003 and 2002 were pledged to secure repurchase agreements and other borrowings. Except as indicated, total securities of any state (including all its political subdivisions) were less than 10% of shareholders’ equity. At year-end 2003 and 2002, fair value of securities issued by the state of Michigan and all its political subdivisions totaled $2,910,000 and $3,953,000.

NOTE 3 – LOANS RECEIVABLE

Year-end loans receivable are as follows:

	2003	2002

Commercial	$170,734,206	$152,854,003
Agricultural	34,249,324	30,578,909
Residential Mortgage	20,138,515	10,081,177
Real Estate Construction	9,794,542	9,013,211
Consumer	39,933,646	33,242,400

Gross loans receivable	274,850,233	235,769,700
Deferred loan origination fees/costs, net	(50,631)	(61,037)
Allowance for loan losses	(3,041,546)	(2,659,935)

Net loans receivable	$271,758,056	$233,048,728

(Continued)

28.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 3 – LOANS RECEIVABLE (Continued)

Certain directors and executive officers of the Company, including associates of such persons, were loan customers of the Company during 2003 and 2002. A summary of aggregate related party loan activity for loans aggregating $60,000 or more to any related party is as follows:

	2003	2002

Balance at January 1	$3,259,525	$3,876,891
New loans and renewals	11,129,763	6,174,454
Repayments	(9,945,136)	(6,713,026)
Other adjustments	(326,420)	(78,794)

Balance at December 31	$4,117,732	$3,259,525

NOTE 4 — ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses was as follows:

	2003	2002	2001

Beginning balance	$2,659,935	$2,200,157	$2,287,438
Loan charge-offs	(545,116)	(644,538)	(579,274)
Loan recoveries	118,727	151,316	103,993

Net loan charge-offs	(426,389)	(493,222)	(475,281)
Provision for loan losses	808,000	953,000	388,000

Ending balance	$3,041,546	$2,659,935	$2,200,157

Impaired loans were as follows:
	2003	2002	2001

Year-end loans with no allowance for
loan losses allocated	$-	$54,000	$-
Year-end loans with allowance for loan
losses allocated	1,796,000	1,119,000	652,000

Total impaired loans	$1,796,000	$1,173,000	$652,000

Amount of the allowance allocated	$352,000	$153,000	$367,000

Average of impaired loans during the year	1,808,000	1,195,000	433,000

Interest income recognized during
impairment	125,000	101,000	5,000

Cash-basis interest income recognized	6,000	75,000	1,000

(Continued)

29.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 4 — ALLOWANCE FOR LOAN LOSSES (Continued)

Nonperforming loans were as follows:

	2003	2002

Loans past due over 90 days still on accrual	$693,000	$949,000
Nonaccrual loans	1,459,000	648,000

Nonperforming loans includes both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans.

NOTE 5 — LOAN SERVICING

Loans serviced for others are not reported as assets. These loans totaled $392,514,000 and $300,255,000 at year-end 2003 and 2002. Related escrow balances were $835,000 and $632,000 at year-end 2003 and 2002.

Activity for capitalized mortgage servicing rights was as follows:

	2003	2002	2001
Servicing rights:
Beginning of year	$2,715,011	$2,065,958	$1,515,924
Additions	2,426,262	2,431,749	1,340,930
Amortization	(2,401,588)	(1,782,696)	(790,896)

End of year	$2,739,865	$2,715,011	$2,065,958

There was no valuation allowance at year-end 2003, 2002 or 2001 for mortgage servicing rights.

NOTE 6 — PREMISES AND EQUIPMENT

Year-end premises and equipment consist of:

	2003	2002

Land	$697,001	$697,001
Buildings and improvement	6,910,385	6,950,416
Furniture and equipment	7,684,162	6,984,371

Total cost	15,291,548	14,631,788
Accumulated depreciation	(9,135,177)	(8,317,548)

	$6,156,371	$6,314,240

(Continued)

30.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 7 — DEPOSITS

At year-end 2003, stated maturities of time deposits were as follows, for the years ending December 31:

2004	$73,540,471
2005	17,448,152
2006	15,725,457
2007	2,964,358
2008	1,765,147

$111,443,585

Time deposits exceeding $100,000 were approximately $43,092,000 and $37,137,000 at year-end 2003 and 2002.

At year-end 2003, stated maturities of time deposits exceeding $100,000 were as follows:

In 3 months or less	$17,544,294
Over 3 through 6 months	8,295,321
Over 6 through 12 months	3,561,694
Over 12 months	13,691,021

$43,092,330

Related party deposits were $1,280,000 and $1,081,000 at year-end 2002 and 2002.

NOTE 8 — BORROWED FUNDS

Repurchase Agreements

Information concerning repurchase agreements is summarized as follows:

	2003	2002

Amount outstanding at year-end	$5,255,353	$2,216,604
Weighted average interest rate at year-end	1.44%	1.38%
Average daily balance during the year	$3,859,082	$2,851,826
Weighted average interest rate during the year	1.42%	1.98%
Maximum month-end balance during the year	$5,803,051	$3,653,102

Federal Home Loan Bank Advances

Federal Home Loan Bank (FHLB) advances totaled $7,221,294 and $5,128,572 at year-end 2003 and 2002. The balance at year-end 2002 was one fixed rate advance with an interest rate of 6.04%. The balance at year-end 2003 included a second fixed rate advance with an interest rate of 2.93%. The Company has additional borrowing capacity at the FHLB as well as some borrowing capacity with correspondent banks.

(Continued)

31.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 8 — BORROWED FUNDS (Continued)

Pursuant to collateral agreements with the Federal Home Loan Bank, in addition to Federal Home Loan stock, advances are secured under a blanket lien arrangement by qualified 1-to-4 family mortgage loans with a carrying value of approximately $18,374,000 and $10,689,000 at year-end 2003 and 2002.

At year-end 2003, scheduled principal reductions on the advances were as follows for the years ending December 31:

2003

2004	$634,845
2005	681,659
2006	4,019,924
2007	228,002
2008	1,656,864

Total FHLB advances	$7,221,294

Borrowed funds include $2,160,000 and $1,290,000 of federal funds purchased as of December 31, 2003, these borrowings matured in January of 2004 and 2003.

NOTE 9 –SUBORDINATED DEBENTURES AND TRUST PREFERRED SECURITIES

In December 2001, Lenawee Capital Trust I (“Capital Trust”), a trust formed by the Company, closed a pooled private offering of 5,000 Trust Preferred Securities with a liquidation amount of $1,000 per security. The proceeds of the offering were loaned to the Company in exchange for junior subordinated debentures with terms similar to the Trust Preferred Securities. The sole assets of Capital Trust are the junior subordinated debentures of the Company and payment thereunder. The junior subordinated debentures and the back-up obligations, in the aggregate, constitute a full and unconditional guarantee by the Company of the obligations of Capital Trust under the Trust Preferred Securities. Distributions on the Trust Preferred Securities are payable semi-annually at a variable rate of interest and are included in interest expense in the consolidated financial statements. The variable rate of interest is equal to the sum of the six month London Interbank Offered Rate and 3.75% with a maximum rate of 11.0% during the first five years, and the rate of interest is equal to 4.81% as of December 31, 2003. This subordinated debenture is considered Tier 1 capital (with certain limitations applicable) under current regulatory guidelines. As of December 31, 2003 and 2002, the outstanding principal balance of the subordinated debentures was $5 million. The principal balance of the subordinated debentures is presented as a liability in the financial statements.

The trust preferred securities, which mature December 8, 2031, are subject to mandatory redemption, in whole or in part, upon repayment of the subordinated debentures at maturity or their earlier redemption at the liquidation preference plus accrued but unpaid distributions. The subordinated debentures are redeemable prior to the maturity date at the option of the Company on or after December 8, 2006 at their principal amount plus accrued but unpaid interest. The subordinated debentures are also redeemable in whole or in part from time to time, upon the occurrence of specific events defined within the trust indenture. The Company has the option to defer distributions on the subordinated debentures from time to time for a period not to exceed 5 consecutive years.

Prior to 2003, the trust was consolidated in the Company’s financial statements, with the trust preferred securities issued by the trust reported in liabilities as “trust preferred securities” and the subordinated debentures eliminated in consolidation. Under new accounting guidance, FASB Interpretation No. 46, as revised in December 2003, the trust is no longer consolidated with the Company, accordingly, the Company does not report the securities issued by the trust as liabilities, and instead reports as liabilities the subordinated debentures issued by the Company and held by the trust, as these are no longer eliminated in consolidation. Amounts previously reported as “trust preferred securities” in liabilities have been recaptioned “subordinated debentures” and continue to be presented in liabilities

(Continued)

32.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

on the balance sheet. The effect of no longer consolidating the trust does not significantly change the amounts reported as the Company’s assets, liabilities, equity, or interest expense.

NOTE 10 – INCOME TAXES

Income tax expense consists of:

	2003	2002	2001

Current	$1,685,181	$1,255,086	$1,189,935
Deferred	(171,628)	71,854	162,123

Total	$1,513,553	$1,326,940	$1,352,058

Income tax expense calculated at the statutory federal income tax rate of 34% differs from actual income tax expense as follows:

	2003	2002	2001

Statutory rates	$1,614,587	$1,421,976	$1,494,344
Increase (decrease) from:
Tax-exempt securities income	(85,303)	(89,050)	(108,880)
Non-deductible interest expense	4,321	4,280	8,766
Other, net	(20,052)	(10,266)	(42,172)

	$1,513,553	$1,326,940	$1,352,058

Year-end deferred tax assets and liabilities consist of:

	2003	2002

Deferred tax assets
Allowance for loan losses	$747,286	$654,745
Net deferred loan fees	202,959	214,356
Pension expense	195,455	77,481
Minimum pension liability	135,552
Other	141,911	75,190

Total deferred tax assets	1,287,611	1,157,324

Deferred tax liabilities
Depreciation	(346,478)	(293,568)
Mortgage servicing rights	(931,493)	(923,104)
Net unrealized gains on securities
available for sale	(119,321)	(188,772)
Other	(32,912)

Net deferred tax liabilities	(1,430,203)	$(248,120)

Net deferred tax asset (liability)	$(142,592)	$(248,120)

(Continued)

33.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 11 — EARNINGS PER SHARE

A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations for the years ended is presented below:

	2003	2002	2001

Basic earnings per share
Net income available to common
shareholders	$3,235,233	$2,855,342	$3,043,072

Weighted average common shares
outstanding	856,361	884,044	892,325

Basic earnings per share	$3.78	$3.23	$3.41

Diluted earnings per share
Net income available to common
shareholders	$3,235,233	$2,855,342	$3,043,072

Weighted average common shares
outstanding	856,361	884,044	892,325
Add: Dilutive effects of exercise of
stock options	6,895	6,483	10,032

Weighted average common and dilutive
potential common shares outstanding	863,256	890,527	902,357

Diluted earnings per share	$3.75	$3.21	$3.37

Stock options for 20,400 shares of common stock were not considered in computing diluted earnings per common share for 2003 because these options were not dilutive. All stock options outstanding were dilutive during 2002 and 2001.

(Continued)

34.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 12 - EMPLOYEE BENEFITS

Employee Pension Benefit

Effective January 1, 2003, the Company terminated and settled its defined benefit pension plan. All of the assets in the defined benefit plan were transferred into a noncontributory multi-employer defined pension plan administered by the trustees of the Financial Institutions Retirement Fund (FIRF). In addition to the plan assets at settlement, an additional contribution of $393,000 is anticipated to be made into the new plan. As allowed by the FIRF, this obligation will be paid over the next three years. Accordingly, the Company recorded pension expense totaling $427,000 which includes approximately $90,000 of contributions required under the Company's new multi-employer plan during 2003.

There is no separate actuarial valuation of multi-employer plan benefits nor segregation of plan assets specifically for the Company because the plan is a multi-employer plan. Benefits are based on years of service and compensation prior to retirement. Annually, the FIRF determines the contributions required to be made by each participating Company, and these contributions are expensed during the year they relate to.

(Continued)

35.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

Last years information about the pension plan was as follows.

	2002	2001

Change in benefit obligation:
Beginning benefit obligation	$2,179,093	$1,958,501
Service cost	180,930	146,675
Interest cost	157,242	138,067
Actuarial (gain) loss	239,102	(589)
Benefits paid	(62,891)	(63,561)

Ending benefit obligation	$2,693,476	$2,179,093

Change in plan assets, at fair value:
Beginning plan assets	$1,627,333	$1,444,811
Actual return	(149,669)	(67,809)
Employer contribution	262,384	313,892
Benefits paid	(62,891)	(63,561)

Ending plan assets	$1,677,157	$1,627,333

Net amount recognized:
Funded status	$(1,016,319)	$(551,760)
Unrecognized net actuarial loss	1,044,315	585,855
Unrecognized transition obligation	4,108	8,213
Minimum pension liability	(398,683)	-
Unrecognized prior service cost	5,390	8,099

Prepaid (accrued) benefit cost	$361,189	$350,407

The components of pension expense and related actuarial assumptions were as follows.

	2002	2001

Service cost	$180,930	$146,675
Interest cost	157,242	138,067
Expected return on plan assets	(112,919)	(103,156)
Amortization of prior service cost	2,709	2,709
Amortization of transition obligation	4,105	4,105
Recognized net actuarial loss	43,230	17,435
Special termination benefit loss	-	-

Net pension expense	$275,297	$205,835

Discount rate on benefit obligation	6.75%	7.25%
Long-term expected rate of return on plan assets	8.0%	8.0%
Rate of compensation increase	5.0%	5.0%

(Continued)

36.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

ESOP and 401(k) Plan

The Company maintains an employee stock ownership plan (ESOP) covering employees hired before January 1, 1995. On January 1, 1995, the Company ceased making contributions to the ESOP.

At year-end 2003 and 2002, the ESOP held 75,985 and 82,008 shares of the Company’s stock, all of which is allocated to employees. Upon distribution of shares to a participant, the participant has the right to require the Company to purchase shares at the most recent appraised value in accordance with the terms and conditions of the plan. As such, these shares are classified as a liability in the financial statements. The appraisal value of the shares held by the ESOP was $3,799,000 and $4,100,000 at year-end 2003 and 2002.

The ESOP plan includes a 401(k) provision. Employees may elect to contribute up to 20% of their salaries, and the Company will match 100% of the contribution up to 2% of the eligible salaries. Expense relating to the 401(k) provision was $113,000, $110,000 and $119,000 in 2003, 2002 and 2001.

(Continued)

37.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 12 — EMPLOYEE BENEFITS (Continued)

Stock Option Plan

Stock option plans are used to reward directors and certain executive officers and provide them with an additional equity interest. Options are issued for 10 year periods and vest over five years. Information about options available for grant and options granted follows:

	Available For Grant	Options Outstanding	Weighted Average Exercise Price

Balance at January 1, 2001	22,872	29,274	$27.63
Expiration of non-granted options	(22,872)	-	-
Options approved	52,500	-	-
Options issued	(7,560)	7,560	48.57

Balance at December 31, 2001	44,940	36,834	31.93
Options issued	(7,560)	7,560	49.05
Options exercised	-	(2,125)	21.81
Options forfeited	1,571	(1,571)	43.73

Balance at December 31, 2002	38,951	40,698	$35.18
Options issued	(7,140)	7,140	50.00
Options exercised		(2,570)	23.40

Options forfeited	31,811	45,268	38.19

Options exercisable at year-end are as follows:

	Number of Options	Weighted Average Exercise Price

2003	24,917	$30.35
2002	21,054	$26.55
2001	16,985	$23.35

Options outstanding at year-end 2003 were as follows:

	Outstanding			Exercisable

Range of Exercise Prices	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$17-$24	13,314	3.0	$20.38	13,314	$20.38
$34-$42	10,534	5.6	$38.30	7,319	$37.75
$48-$50	21,420	7.8	$49.21	4,284	$48.73

Outstanding at year end	45,268	5.9	$38.19	24,917	$30.35

(Continued)

38.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 13 —COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

At year-end 2003 and 2002, reserves of $3,144,000 and $2,699,000 were required as deposits with the Federal Reserve or as cash on hand. These reserves do not earn interest.

Some financial instruments are used in the normal course of business to meet the financing needs of customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These involve, to varying degrees, credit and interest-rate risk in excess of the amount reported in the financial statements.

The Company has the following commitments outstanding at year-end:

	2003	2002

Commitments to extend credit	$71,147,000	$59,819,000
Credit card arrangements	3,401,000	3,220,000
Standby letters of credit	2,577,000	1,870,000

	$77,125,000	$64,909,000

Commitments outstanding as of December 31, 2003 include fixed rate commitments totaling $13,920,000, and the majority of these fixed rate commitments have interest rates ranging from 5.5% to 9%.

Exposure to credit loss if the other party does not perform is represented by the contractual amount for commitments to extend credit, standby letters of credit, and financial guarantees written. The same credit policies are used for commitments and conditional obligations as are used for loans.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the commitment. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being used, the total commitments do not necessarily represent future cash requirements. Standby letters of credit and financial guarantees written are conditional commitments to guarantee a customer’s performance to a third party.

NOTE 14 — PARENT CORPORATION CONDENSED

The Company’s primary source of funds to pay dividends to shareholders is the dividends it receives from the Banks. The Banks are subject to certain restrictions on the amount of dividends they may declare without prior regulatory approval. At December 31, 2003, approximately $12 million of the Banks’ retained earnings were available for transfer in the form of dividends without prior approval from regulatory agencies.

Following are condensed parent corporation financial statements.

(Continued)

39.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 14 – PARENT CORPORATION CONDENSED (Continued)

CONDENSED BALANCE SHEETS
December 31, 2003 and 2002

	2003	2002

Assets
Cash and cash equivalents	$463,467	$1,516,614
Securities available for sale	363,745	372,961
Investment in subsidiaries	34,784,860	32,481,854
Other	165,229	173,758

Total assets	$35,777,301	$34,545,187

Liabilities and Shareholders' Equity
Subordinated debentures	$5,000,000	$5,000,000
Other	454,560	375,557
Common stock subject to repurchase obligation in ESOP	3,799,268	4,100,407
Shareholders' equity	26,523,473	25,069,223

Total liabilities and shareholders' equity	$35,777,301	$34,545,187

CONDENSED STATEMENTS OF INCOME
Years ended December 31,

	2003	2002	2001

Dividends from subsidiaries	$1,750,000	$1,300,000	$4,375,000
Interest on securities	13,924	22,625	29,363
Interest on subordinated debentures	(248,695)	(292,697)	(26,345)
Other expenses	(48,914)	(79,004)	(44,559)

Income before equity in undistributed income
of subsidiary banks	1,466,315	950,924	4,333,459

Equity (excess) in undistributed net income of
subsidiaries	1,669,618	1,868,688	(1,290,387)

Income before income taxes	3,135,933	2,819,612	3,043,072

Income tax expense (benefit)	(99,300)	(35,730)	-

Net income	$3,235,233	$2,855,342	$3,043,072

(Continued)

40.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 14 — PARENT CORPORATION CONDENSED (Continued)

CONDENSED STATEMENTS OF CASH FLOWS
Years ended December 31,

	2003	2002	2001

Operating activities
Net income	$3,235,233	$2,855,342	$3,043,072
Adjustments to reconcile net income to net cash
provided by operating activities
(Equity) excess in undistributed net income of
subsidiaries	(1,669,118)	(1,868,688)	1,290,387
Net amortization of investment securities	(1,528)	(118)	1,420
Stock option expense	42,724	34,451	36,481
Other	92,701	7,319	271,982

Net cash from operating activities	1,700,012	1,028,306	4,643,342

Investing Activities
Investment in banking subsidiaries	(500,000)	(3,000,000)	(5,000,000)
Activity in available for sale securities
Maturities and calls	-	252,293	115,000

Net cash from investing activities	(500,000)	(2,747,707)	(4,885,000)

Financing Activities
Net proceeds from subordinated debentures	-	-	4,850,417
Repurchase of common stock	(1,384,060)	(1,019,130)	(284,286)
Issuance of common stock	-	105,260	132,855
Stock options exercised	60,152	60,524	-
Dividends paid	(929,251)	(725,332)	(674,065)

Net cash from financing activities	(2,253,159)	(1,578,678)	4,024,921

Net change in cash and cash equivalents	(1,053,147)	(3,298,079)	3,783,263

Beginning cash and cash equivalents	1,516,614	4,814,693	1,031,430

Ending cash and cash equivalents	$463,467	$1,516,614	$4,814,693

(Continued)

41.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 15 — FAIR VALUES OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate fair values for financial instruments. The carrying amount is considered to approximate fair value for cash and cash equivalents, demand and savings deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, the fair value is estimated by discounted cash flow analysis using current market rates for the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable. Fair value of loans held for sale is based on market estimates. Fair value of mortgage servicing rights is estimated using discounted cash flows based on current market interest rates. The fair value of long-term borrowings is based on currently available rates for similar financing. The fair value of other financial instruments and off-balance-sheet items approximate cost and are not considered significant to this presentation.

The estimated year-end fair values of financial instruments were:

	2003		2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$10,102,622	$10,103,000	$11,222,644	$11,223,000
Securities available for sale	20,436,434	20,436,000	25,215,853	25,216,000
Federal Home Loan Bank stock	2,600,500	2,601,000	2,503,700	2,504,000
Federal Reserve Bank stock	521,900	522,000	493,350	493,000
Loans held for sale	432,840	433,000	1,473,300	1,473,000
Loans, net	271,758,056	272,603,000	233,048,728	233,832,000
Accrued interest receivable	1,687,360	1,687,000	1,867,988	1,868,000
Mortgage servicing rights	2,739,685	2,740,000	2,715,011	2,715,000
Financial liabilities:
Demand and savings deposits	$(152,508,201)	$(152,508,000)	$(137,644,133)	$(137,644,000)
Time deposits	(111,443,585)	(115,566,000)	(104,075,988)	(108,289,000)
Borrowed funds	(14,636,647)	(15,100,000)	(8,635,176)	(8,964,000)
Accrued interest payable	(441,380)	(441,000)	(506,603)	(507,000)
Subordinated debentures	(5,000,000)	(5,000,000)	(5,000,000)	(5,000,000)

(Continued)

42.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 16 — REGULATORY MATTERS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required.

The Company and both banks were categorized as well capitalized at year-end. Actual and required capital levels (in millions) and ratios were:

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
2003
Total capital (to risk weighted assets)
Consolidated	$38.1	13.3%	$22.9	8.0%	$28.6	10.0%
Bank of Lenawee	29.8	13.4	17.7	8.0	22.2	10.0
Bank of Washtenaw	7.8	12.2	5.1	8.0	6.4	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	35.1	12.3	11.4	4.0	17.1	6.0
Bank of Lenawee	27.5	12.4	8.9	4.0	13.3	6.0
Bank of Washtenaw	7.1	11.1	2.6	4.0	3.8	6.0
Tier 1 capital (to average assets)
Consolidated	35.1	11.6	12.1	4.0	15.2	5.0
Bank of Lenawee	27.5	11.1	9.9	4.0	12.4	5.0
Bank of Washtenaw	7.1	9.6	2.9	4.0	3.7	5.0

2002
Total capital (to risk weighted assets)
Consolidated	$36.7	14.6%	$20.2	8.0%	425.2	10.0%
Bank of Lenawee	27.8	14.0	15.9	8.0	19.9	10.0
Bank of Washtenaw	7.2	13.7	4.2	8.0	5.3	10.0
Tier 1 capital (to risk weighted assets)
Consolidated	34.1	13.5	10.1	4.0	15.1	6.0
Bank of Lenawee	25.7	12.9	8.0	4.0	12.0	6.0
Bank of Washtenaw	6.7	12.6	2.1	4.0	3.2	6.0
Tier 1 capital (to average assets)
Consolidated	34.1	12.0	11.3	4.0	14.2	5.0
Bank of Lenawee	25.7	10.6	9.7	4.0	12.2	5.0
Bank of Washtenaw	6.7	10.9	2.4	4.0	3.1	5.0

(Continued)

43.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

NOTE 16 — REGULATORY MATTERS (Continued)

Regulatory capital includes subordinated debentures issued by Lenawee Capital Trust I in December 2001 subject to certain limitations. Federal Reserve guidelines limit the amount of trust preferred securities which can be included in Tier 1 capital of the Company to 25% of total Tier 1 capital. At year-end 2003 and 2002, all of the trust preferred securities were included as Tier 1 capital of the Company.

NOTE 17 — QUARTERLY FINANCIAL DATA (UNAUDITED)

	Interest	Net Interest	Net	Earnings per Share
	Income	Income	Income	Basic	Diluted
2003
First quarter	$4,632,000	$3,450,000	$856,000	.98	.98
Second quarter	4,708,000	3,523,000	852,000	.99	.98
Third quarter	4,834,000	3,712,000	882,000	1.04	1.03
Fourth quarter	4,764,000	3,657,000	645,000	.77	.76

2002
First quarter	$4,781,000	$3,180,000	$747,000	0.84	0.83
Second quarter	4,686,000	3,140,000	560,000	0.63	0.63
Third quarter	4,871,000	3,376,000	668,000	0.76	0.75
Fourth quarter	4,844,000	3,457,000	880,000	1.00	1.00

44.

PAVILION BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2003, 2002 and 2001

COMMON STOCK INFORMATION

There is no active market for Company’s common stock, and there is no published information with respect to its market price. There are occasional sales through brokers and direct sales by shareholders of which the Company’s management is aware. It is the understanding of the management of the Company that over the last three years, the Company’s common stock has sold at prices in excess of book value.

The following table sets forth the range of high and low sales prices of the Company’s Common Stock during 2003, 2002, and 2001, based on information made available to the Company, as well as per share cash dividends declared during those periods. Although management is not aware of any transactions at higher or lower prices, there may have been transactions at prices outside the ranges listed below:

	Sales Prices (1)		Cash Dividends Declared (1)
2003	High	Low
First Quarter	$45.71	$38.81	0.21
Second Quarter	$49.52	$43.33	0.22
Third Quarter	$51.43	$44.05	0.22
Fourth Quarter	$49.52	$45.71	0.44

2002	High	Low
First Quarter	$48.10	$43.81	0.21
Second Quarter	$47.62	$36.19	0.21
Third Quarter	$40.00	$33.33	0.21
Fourth Quarter	$41.43	$38.81	0.21

2001	High	Low
First Quarter	$60.95	$47.62	0.19
Second Quarter	$60.00	$50.48	0.19
Third Quarter	$57.38	$53.33	0.19
Fourth Quarter	$53.33	$45.48	0.19

(1)	All per share data has been adjusted to reflect stock splits and stock dividends including a January 5, 2004 stock dividend of 5% issued on January 30, 2004 to shareholders as of January 16, 2004.

There are 3,000,000 shares of the Company’s common stock authorized, of which 846,186 shares were issued and outstanding as of December 31, 2003. There were approximately 600 shareholders of record, including trusts and shares jointly owned, as of that date.

The holders of the Company’s common stock are entitled to dividends when, as and if declared by the Board of Directors of the Company out of funds legally available for that purpose. Dividends have been paid four times annually. In determining dividends, the Board of Directors considers the earnings, capital requirements and financial condition of the Company and the Banks, along with other relevant factors. The Company’s principal source of funds for cash dividends is the dividends paid by the Banks. The ability of the Company and the Banks to pay dividends is subject to regulatory restrictions and requirements.

45.

Pavilion Bancorp, Inc. 135 East Maumee Street Adrian, Michigan 49221	This Proxy is solicited on behalf of the Board of Directors

PROXY

        The undersigned holder of _________________ shares of capital stock of Pavilion Bancorp, Inc. hereby appoints Douglas L. Kapnick and Allan F. Brittain as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Pavilion Bancorp, Inc. held of record by the undersigned on March 12, 2004, at the annual meeting of shareholders to be held April 22, 2004, and at any adjournment thereof.

1.	The election of three directors to be elected for terms expiring in 2007.

[__]	FOR all nominees listed below (except as marked to the contrary below)	[__]	WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

Fred R. Duncan           Dennis E. Pearsall          Emory M. Schmidt

2.	Proposal to approve the selection of the Corporation’s auditors for the 2004 fiscal year.

[__]	FOR	[__]	AGAINST	[__]	ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted FOR all nominees listed in Item 1 and FOR the selection of the Corporation’s auditors for the 2004 fiscal year in Item 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person.

Signature	Signature if held jointly
Dated: ______________, 2004

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.